Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

ANTONIO CAPANNA, SR.,

ANTONIO CAPANNA, JR.,

THE ANTONIO CAPANNA 2010 SPOUSAL LIFETIME ACCESS TRUST DATED

DECEMBER 28, 2010,

THE OTHER SELLER PARTIES

and

AMERICAN SUPERCONDUCTOR CORPORATION

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	–	General Release
Exhibit B	–	Escrow Agreement
Exhibit C	–	Real Estate Purchase and Sale Agreement

Schedules

Schedule I	–	Schedule of Acquired Interests
Schedule II	–	Allocation of Buyer Shares
Schedule III	–	Specified Employees
Schedule IV	–	Bank Debt

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 6, 2021, is entered into by and among (i) American Superconductor Corporation, a Delaware corporation (the “Buyer”), (ii) Antonio Capanna, Sr. (“Capanna Sr.”), (iii) Antonio Capanna, Jr. (“Capanna Jr.”), (iv) The Antonio Capanna 2010 Spousal Lifetime Access Trust Dated December 28, 2010 (the “Trust”, and together with Capanna Sr. and Capanna Jr., each a “Stockholder” and collectively, the “Stockholders”), (v) 71 Pickett District Road, LLC, a Connecticut limited liability company (the “RE Entity”), solely for purposes of Article VI and Article VIII (solely to the extent related to Article VI), (vi) Filomena Capanna (together, with each of the Stockholders and the RE Entity, the “Seller Parties”), solely for purposes of Article VI and Article VIII (solely to the extent related to Article VI) and (vii) Antonio Capanna, Jr., solely in his capacity as the Seller Representative hereunder. The Buyer, the Stockholders, the other Seller Parties and the Seller Representative are, from time to time, referred to individually herein as a “Party”, and collectively as the “Parties”.

RECITALS

1. Capanna, Sr. and the Trust own as of the date hereof (a) the number of issued and outstanding shares of capital stock of Neeltran, Inc., a Connecticut corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule I-A (the “Company Shares”) and (b) Capanna, Sr. and Capanna, Jr, own as of the date hereof the number of issued and outstanding shares of capital stock of Neeltran International, Inc., a Connecticut corporation (the “DISC”), set forth opposite such Stockholder’s name on Schedule I-B (the “DISC Shares” and, together with the Company Shares, the “Acquired Interests”).

2. The Acquired Interests owned by the Stockholders, as set forth on Schedule I-A and Schedule I-B), represent, in the aggregate, all of the issued and outstanding shares of the Company’s capital stock and the DISC’s capital stock as of the date hereof.

3. The Buyer desires to purchase from each Stockholder, and each Stockholder desires to sell, such Stockholder’s Acquired Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.

4. As an inducement and condition to Buyer’s willingness to enter into this Agreement, in connection with the consummation of the transactions contemplated hereby, Capanna Jr. will, concurrently with the Closing, enter into an employment agreement regarding continuing employment with Buyer or the Company following the Closing in a form approved by Buyer (the “Key Employee Agreement”).

5. As an inducement and condition to Buyer’s willingness to enter into this Agreement, in connection with the consummation of the transactions contemplated hereby, the Stockholders will cause to be delivered to the Buyer (i) duly executed proprietary inventions assignment and confidentiality agreements (the “Inventions Assignment and Confidentiality Agreements”), in a form approved by Buyer, from each of the employees listed on Schedule III hereto (the “Specified Employees”) and (ii) evidence satisfactory to Buyer (as determined in Buyer’s sole discretion) that the Specified Employees were paid adequate consideration for their entry into the Inventions Assignment and Confidentiality Agreements.

6. Concurrently with the Closing, AMSC Husky LLC (“Buyer RE LLC”) and certain Seller Parties are entering into that certain Purchase and Sale Agreement, setting forth the purchase and sale of the real property known as 71 Pickett District Road and 115 Pickett District Road, New Milford, Connecticut, as further described therein (the “RE PSA”), in the form attached hereto as Exhibit C.

7. Capitalized terms used in this Agreement without definition shall have the respective meanings set forth in Article VII.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE ACQUIRED INTERESTS

Section 1.1 Purchase of the Acquired Interests from the Stockholders. Subject to and upon the terms and conditions of this Agreement, at the Closing, the Stockholders shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Stockholders, all of the Acquired Interests, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).

Section 1.2 Further Assurances. At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, each Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all other action as the Buyer may reasonably request, to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Acquired Interests, to put the Buyer in actual possession and operating control of the assets, properties and business of the Acquired Companies, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

Section 1.3 Purchase Price. The Purchase Price for the Acquired Interests shall be consideration in an amount equal to $5,972,245.33 (the “Purchase Price”), which consideration amount shall consist of the following:

(a) $972,245.33 (the “Cash Purchase Price”); and

(b) A number of restricted shares of Buyer Common Stock (rounded down to the nearest whole share) equal to the quotient obtained by dividing (i) $5,000,000.00 (the “Share Purchase Price”) by (ii) the daily volume weighted average of actual trading prices (measured in hundredths of cents) per share of Buyer Common Stock on the Nasdaq Global Select Market over the ten (10) consecutive trading days immediately preceding the Closing (the “Buyer Shares”).

Section 1.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 200 Clarendon St, Boston, Massachusetts 02116, or remotely via the exchange of executed documents, at 10:00 a.m., local time, on the date hereof (the “Closing Date”). At the Closing, the Parties shall take such actions and make such deliveries as set forth in Section 1.5 below, which actions and deliveries shall be deemed to occur simultaneously at the Closing.

Section 1.5 Closing Deliveries.

(a) Buyer Deliveries. At the Closing:

(i) the Buyer shall deliver to the Stockholders a duly executed counterpart of this Agreement;

(ii) the Buyer shall deliver or cause to be delivered to the Stockholders a duly executed counterpart to the RE PSA;

(iii) the Buyer shall deliver to the Stockholders an amount equal to the Cash Purchase Price, by wire transfer of immediately available funds to the account(s) set forth on Section 1.5(a)(iii) of the Disclosure Schedule;

(iv) the Buyer shall deliver evidence to the Stockholders that the Buyer Shares have been issued to the Stockholders in book-entry form on a pro rata basis in accordance with the percentages set forth on Schedule II;

(v) the Buyer shall deliver to the Stockholders and the Escrow Agent a counterpart to the Escrow Agreement that has been duly executed by Buyer;

(vi) the Buyer shall deliver the Escrow Amount to the Escrow Agent in accordance with Section 1.6;

(vii) the Buyer shall deliver the PPP Escrow Amount to the PPP Lender, on behalf of the Company and the Stockholders, by wire transfer of immediately available funds into an account designated by the PPP Lender in accordance with Section 1.7;

(viii) the Buyer shall deliver an amount equal to the Buyer Payoff Amount by wire transfer of immediately available funds to the accounts designated in the Bank Debt Payoff Letters;

(ix) the Buyer shall deliver (i) $680,293 to Capanna Sr. and (ii) $469,650 (the “Capanna Jr. Amount”) to Capanna Jr., in each case by wire transfer of immediately available funds into an account designated by such Stockholder, for the full and complete satisfaction of all payments due, including any principal and interest accrued thereon, under those certain loans issued by each of Cappana Sr. and Capanna Jr. to the Company between April and May 2014;

(x) the Buyer shall deliver to the Stockholders a duly executed PPP Consent; and

(xi) the Buyer shall deliver the Transfer Act Form III (Business Only) executed by Buyer as set forth in Section 5.9 herein below and the Transfer Act Form III (Real Estate) executed by Buyer as set forth in Article 9.1 of the RE PSA.

(b) Stockholders’ Deliveries. At the Closing:

(i) each Stockholder shall deliver to the Buyer a duly executed counterpart of this Agreement;

(ii) the Stockholders shall deliver or cause to be delivered to the Buyer duly executed counterparts to the RE PSA executed by the Seller Parties party thereto;

(iii) each Stockholder shall deliver or cause to be delivered to the Buyer and the Escrow Agent a counterpart to the Escrow Agreement that has been duly executed by such Stockholder and each of the other Seller Parties party thereto;

(iv) the Stockholders shall deliver or cause to be delivered to the Buyer the PPP Consent duly executed by the Company, the PPP Lender and the Stockholders;

(v) the Stockholders shall deliver the Remaining Payoff Amount, if any, by wire transfer of immediately available funds to the accounts designated in the Bank Debt Payoff Letters;

(vi) the Stockholders shall deliver to the Buyer certificates evidencing the Acquired Interests duly endorsed in blank or with stock powers, in each case duly executed by the applicable Stockholder;

(vii) Capanna Jr. shall deliver to Buyer a Key Employee Agreement duly executed by Capanna Jr. and the Company;

(viii) the Stockholders shall deliver evidence satisfactory to Buyer (as determined in Buyer’s sole discretion) that (A) the Employment and Release of Claims Agreement with Marco Cignarale has been executed and (B) the Company has paid $5,000 to Marco Cignarale in connection with such Employment and Release of Claims Agreement;

(ix) the Stockholders shall deliver to Buyer the Inventions Assignment and Confidentiality Agreements duly executed by each Specified Employee (which shall be in full force and effect as of the closing), and evidence satisfactory to Buyer (as determined in Buyer’s sole discretion) that the Specified Employees were paid adequate consideration for their entry into the Inventions Assignment and Confidentiality Agreements;

(x) each Stockholder shall deliver or cause to be delivered a general release in favor of the Buyer, substantially in the form attached hereto as Exhibit A (the “General Release”) duly executed by each of the Seller Parties, which General Release shall be in full force and effect as of the Closing;

(xi) the Stockholders shall deliver resignations effective as of the Closing Date of all directors, members and officers of the Acquired Companies;

(xii) each Stockholder shall deliver to the Buyer a certificate dated as of the Closing Date pursuant to Sections 1445 and 1446 of the Code in form and substance reasonably satisfactory to the Buyer, certifying that it is not a foreign person for U.S. federal income Tax purposes;

(xiii) the Stockholders shall deliver to the Buyer evidence satisfactory to the Buyer (as determined in the Buyer’s sole discretion) of the termination of Affiliate Transactions in accordance with Section 5.6;

(xiv) the Stockholders shall deliver to the Buyer the Bank Debt Payoff Letters and Lien Release Documents pursuant to Section 5.5;

(xv) the Stockholders shall obtain at their own expense, and shall have provided copies thereof to the Buyer, all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are required on the part of any Acquired Company or Stockholder, including, without limitation, those consents listed on Section 1.5(b)(xv) of the Disclosure Schedule; and

(xvi) Cappana Sr. and the Trust (the “Company Stockholders”) shall deliver the Transfer Act Form III (Business Only) executed by Company Stockholders and 71 Pickett District Road, LLC as set forth in Section 5.9 herein below and the Transfer Act Form III (Real Estate) executed by 71 Pickett District Road, LLC as set forth in Article 9.1 of the RE PSA. For avoidance of doubt, the Company Stockholders do not include Antonio Capanna, Jr.

Section 1.6 Escrow Fund. In accordance with the Escrow Agreement, at the Closing, Buyer shall deposit the Escrow Amount with the Escrow Agent (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”), to be held for purposes of securing the indemnification obligations of the Seller Parties set forth in this Agreement. The terms of, and timing and payment of, the cash held in the Escrow Fund shall be in accordance with Article VI of this Agreement and the terms and conditions set forth in the Escrow Agreement.

Section 1.7 PPP Loan and Escrow.

(a) The Parties hereto agree and acknowledge that, prior to the date hereof, (i) the Company submitted a forgiveness application, which was in form and substance reasonably satisfactory to the Small Business Administration (the “SBA”) and TD Bank, N.A. (the “PPP Lender”) in accordance with the terms and conditions of that certain PPP Loan, dated February 12, 2021 (as may be amended and/or restated from time to time, the “2021 PPP Loan”), and applicable Law, and (ii) the Company, the Stockholders, the PPP Lender and Buyer entered into and executed the PPP Consent. In accordance with this Agreement and the PPP Consent, at the Closing, Buyer shall deposit, on behalf of the Company and the Stockholders, the PPP Escrow Amount with the PPP Lender.

(b) Promptly following the date on which, and solely to the extent that, the SBA and the PPP Lender approve the forgiveness application submitted by the Company and certify the amount of the 2021 PPP Loan that has been forgiven (the “PPP Forgiven Amount”) and the PPP Forgiven Amount is released to the Company, the Company shall (i) first, deliver to an account to be designated by the Stockholders the portion of the PPP Escrow Amount released to the Company by the PPP Lender, net of any reasonable costs, state or local income taxes, fees or other expenses incurred by the Buyer, the Company or any of its Subsidiaries in assisting the Company to obtain or confirm (or state or local income taxes incurred by Buyer, the Company or any of its Subsidiaries as a result of) forgiveness of the PPP Forgiven Amount and (ii) second, deliver to an account to be designated by Buyer in a written notice to the Stockholders the reasonable costs, fees or other expenses incurred by Buyer in assisting the Company to obtain or confirm (or state or local income taxes incurred by Buyer as a result of) forgiveness of the PPP Forgiven Amount. For the avoidance of doubt, to the extent the 2021 PPP Loan is not forgiven (either in whole or in part), the 2021 PPP Loan is not satisfied in full by the PPP Escrow Amount or there are any Damages related to the 2021 PPP Loan, the Stockholders shall (i) have no recourse against the Buyer or the Company in respect thereof and (ii) bear any and all Damages in respect of the 2021 PPP Loan, including, without limitation, any Damages under the PPP Consent.

Section 1.8 Withholding Rights. The Buyer, it Affiliates, the Acquired Companies, the Escrow Agent and the PPP Lender, as holder of the PPP Escrow Amount pursuant to the PPP Consent, shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement as may be required to be deducted and withheld with respect to the making of such payment pursuant to this Agreement under the Code or any other Tax Law. To the extent that amounts are so withheld by any such person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to whom such amounts would otherwise have been paid.

ARTICLE II.

REPRESENTATIONS OF THE STOCKHOLDERS REGARDING THE ACQUIRED INTERESTS

The Stockholders jointly and severally represent and warrant to the Buyer that the statements contained in this Article II are true and correct as of the date hereof.

Section 2.1 Title.

(a) Each Stockholder has good, valid and marketable record and beneficial title to the Acquired Interests to be sold by such Stockholder hereunder or as contemplated hereby, free and clear of any and all Liens whatsoever. Schedule I sets forth a true and correct listing of all Acquired Interests owned by the Stockholders as of the date hereof.

(b) No Stockholder is a party to any option, warrant, purchase right, or other Contract or commitment that could require such Stockholder to sell, transfer, or otherwise dispose of any Acquired Interests (other than this Agreement). No Stockholder is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Securities of the Acquired Companies.

Section 2.2 Authority. Each Stockholder has the full right, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and to transfer, convey and sell to the Buyer at the Closing the Acquired Interests to be sold by such Stockholder hereunder or as contemplated hereby, and, upon consummation of the transactions contemplated hereby, the Buyer will acquire from the Stockholders good, valid and marketable record and beneficial title to the Acquired Interests, free and clear of all Liens whatsoever. This Agreement has been, and the other Transaction Documents will be, duly and validly executed and delivered by each Stockholder and constitute a valid and binding obligation of the Stockholders, enforceable against the Stockholders in accordance with their respective terms.

Section 2.3 Noncontravention. Neither the execution and delivery by any Stockholder of this Agreement or any other Transaction Document, nor the consummation by the Stockholders of the transactions contemplated hereby or thereby, will (a) require on the part of the Stockholders any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract or instrument to which any Stockholder is a party or by which any Stockholder is bound or to which any Stockholder’s assets are subject, (c) result in the imposition of any Lien upon any assets of any Stockholder or (d) violate any Law or Order applicable to any Stockholder or any Stockholder’s properties or assets.

Section 2.4 Litigation. There is no Legal Proceeding to which any of the Stockholders is a party pending or, to the knowledge of any of the Stockholders, threatened against any of the Stockholders that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. None of the Stockholders is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 2.5 Brokers. No Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement.

Section 2.6 Investment Representation.

(a) Each Stockholder acknowledges and agrees that the Buyer Shares payable to the Stockholders in accordance with Article I will be acquired for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of any applicable securities Laws. Except as contemplated by this Agreement and the other Transaction Documents, no Stockholder has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Buyer Shares.

(b) Each Stockholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(c) Each Stockholder has had such opportunity as it has deemed adequate to obtain from the Buyer and its representatives such information as is necessary to permit such Stockholder to evaluate the merits and risks of its acquisition of the Buyer Shares. Each Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the Buyer Shares and to make an informed investment decision with respect to such acquisition. Each Stockholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Buyer Shares.

(d) Each Stockholder understands that the Buyer Shares, when issued, will be restricted securities under the United States federal securities Laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering, and that under such Laws and applicable regulations, the Buyer Shares may be resold without registration under the Securities Act only in certain limited circumstances. Except as contemplated by this Agreement and the other Transaction Documents, no Stockholder has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Buyer Shares.

(e) Each Stockholder understands that a legend substantially in the following form will be placed on the certificates or other instruments representing the Buyer Shares:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

ARTICLE III.

REPRESENTATIONS OF THE STOCKHOLDERS REGARDING THE ACQUIRED COMPANIES

The Stockholders jointly and severally represent and warrant to the Buyer that, except as set forth in the applicable section of the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date hereof. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this Article III.

Section 3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly formed, validly existing and in corporate and tax good standing under the Laws of the state of Connecticut. The DISC is a corporation duly formed, validly existing and in corporate and tax good standing under the Laws of the state of Connecticut. Each of the Company and the DISC is duly qualified to conduct business, through registration as a foreign corporation, a branch office or otherwise, and each of the Company and the DISC is in corporate and tax good standing under the Laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s and the DISC’s businesses or the ownership or leasing of its properties requires such qualification. Each of the Company and the DISC has all requisite corporate or limited liability company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Stockholders have furnished to the Buyer complete and accurate copies of the Governing Documents of each Acquired Company, each as in effect as of the date hereof, and each of which is in full force and effect. No Acquired Company is in default under or in violation of any provision of its Governing Documents.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 2,500 shares of voting common stock, zero par value, of which 100 shares are issued, outstanding and owned by Capanna, Sr, and (ii) 2,500 shares of non-voting common stock, zero par value, of which 900 shares are issued, outstanding and owned as follows: (x) Capanna Sr. owns 400 shares, and (y) the Trust owns 500 shares. The authorized capital stock of the DISC consists of 20,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding and constitute the DISC Shares. Capanna Sr. owns 501 DISC Shares and Capanna Jr. owns 499 DISC Shares. Capanna Sr., Capanna Jr. and the Trust each have good and valid record and beneficial title to their respective Acquired Interests, in each case free and clear of any Liens.

(b) All of the Acquired Interests are duly authorized, validly issued, fully paid and nonassessable and are free of any Liens, pre-emptive rights, rights of first refusal or “put” or “call” rights (in each case other than restrictions created by statute), including under any Contract to which any Acquired Company or any Stockholder is a party or by which any Acquired Company or any Stockholder is bound. There are no accrued or unpaid dividends with respect to any outstanding Equity Securities of the Company or the DISC. Section 3.2(b) of the Disclosure Schedule sets forth a true and complete list of the record and beneficial owners of the Acquired Interests, including the number or percentage (as applicable) of the total issued and outstanding Acquired Interests held by such Person.

(c) The Acquired Interests have not been, and will not be, issued in violation of any securities Law, and neither the Company nor the DISC is under any obligation to register or list, under the Securities Act or any other securities Law, any of the Acquired Interests.

(d) The Acquired Interests constitute 100% of the issued and outstanding Equity Securities of the Company and the DISC. There are no outstanding or existing Equity Securities of the Company or the DISC other than the Acquired Interests.

(e) There are no outstanding Contractual obligations or other commitments, agreements or arrangements of any Acquired Company or any Stockholder (i) restricting the transfer of, (ii) relating to or affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition, issuance, sale or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Equity Securities in the Company or the DISC. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or the DISC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which equity holders of the Company or the DISC may vote.

Section 3.3 Subsidiaries.

(a) The Company or the DISC, as applicable, directly owns beneficially and of record, all of the issued and outstanding Equity Securities of each of the Group Subsidiaries, other than as set forth on Section 3.3(a) of the Disclosure Schedule, free and clear of any Liens, and all of such outstanding Equity Securities have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights, rights of first refusal or “put” or “call” rights (in each case other than restrictions created by statute), including under any Contract to which any Acquired Company or any Stockholder is a party or by which any Acquired Company or any Stockholder is bound. There are no accrued and unpaid dividends with respect to any outstanding Equity Securities of any Group Subsidiary.

(b) There are no outstanding or existing Equity Securities of any Group Subsidiary, other than those described in Section 3.3(a).

(c) There are no outstanding Contractual obligations or other commitments, agreements or arrangements of any Acquired Company or any Stockholder (i) restricting the transfer of, (ii) relating to or affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition, issuance, sale or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Equity Securities in any Group Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of any Group Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which equity holders of the Group Subsidiaries may vote.

(d) No Acquired Company owns any Equity Securities in any Person, other than Equity Securities in a Group Subsidiary.

Section 3.4 Noncontravention. Except as listed in Section 3.4 of the Disclosure Schedule, neither the execution, delivery or performance by the Stockholders of this Agreement or the other Transaction Documents, nor the consummation by the Stockholders of the transactions contemplated hereby or thereby, will (a) conflict with or violate the provisions of the Governing Documents of any Acquired Company, (b) require on the part of any Acquired Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of its properties or assets are subject, (d) result in the imposition of any Lien upon any properties or assets of any Acquired Company or (e) violate any Law applicable to any Acquired Company or any of its properties or assets.

Section 3.5 Financial Statements.

(a) The Stockholders have provided to the Buyer true and correct copies of the Financial Statements, which are attached to Section 3.5 of the Disclosure Schedule. Except as listed in Section 3.5 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Acquired Companies and the RE Entity as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Acquired Companies and the RE Entity; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

(b) The Acquired Companies have in place accounting and financial systems and processes (including the maintenance of proper books and records) that (i) provide reasonable assurance of the reliability of the Financial Statements, that they are customary for a company at the same stage of development as the Company and the DISC, and that they are designed to and (ii) in a timely manner accumulate and communicate to the Company’s and the DISC’s principal executive officer and principal financial officer the type of information that would be required pursuant to GAAP to be disclosed in the Financial Statements (such accounting and financial systems and processes are herein referred to as the “Controls”). None of the Acquired Companies, their respective officers, nor any of their respective independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the knowledge of the Stockholders, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Acquired Companies have in place revenue recognition methods consistent with GAAP.

Section 3.6 Absence of Certain Changes.

(a) Since the Interim Balance Sheet Date, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(b) Since the Interim Balance Sheet Date, (i) the Stockholders have operated the Acquired Companies and Group Subsidiaries in the Ordinary Course of Business and in compliance with all applicable Laws and, to the extent consistent therewith, used its reasonable best efforts to preserve intact its current business organization, kept its physical assets in good working condition, excepting for normal wear and tear, kept available the services of its current officers and employees and preserved its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect, and (ii) except for the matters set forth on Section 3.6(b) of the Disclosure Schedule, none of the Acquired Companies or Group Subsidiaries has taken any of the following actions:

(i) issued, redeemed, sold, pledged, disposed of, granted, transferred or encumbered any shares of capital stock of, or other Equity Securities in, any Acquired Company of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Securities, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Securities or such convertible or exchangeable securities of any Acquired Company;

(ii) split, combined or reclassified any of its Equity Securities, or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of its Equity Securities;

(iii) other than trade payables incurred in the Ordinary Course of Business, created, incurred or assumed any Indebtedness (including obligations in respect of capital leases), assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or made any loans, advances or capital contributions to, or investments in, any other Person;

(iv) entered into, adopted or amended any Employee Benefit Plan or any employment or severance agreement or arrangement, or increased in any manner the compensation or benefits of, or modified the employment terms of, its directors, officers or employees, generally or individually, or paid any bonus, severance or other benefit to its directors, officers or employees, or accelerated the vesting of, or payment of, any compensation or benefit under any Company Plan or hired or terminated (except for cause) any officers or any employees;

(v) acquired, sold, leased, licensed or disposed of any assets or property (including any shares or other Equity Securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(vi) mortgaged or pledged any of its property or assets or subjected any such property or assets to any Lien;

(vii) discharged or satisfied any Lien or paid any obligation or liability other than in the Ordinary Course of Business;

(viii) amended its Governing Documents;

(ix) changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(x) (i) made, changed or revoked any Tax election, (ii) settled or compromised any claim, notice, audit report or assessment for Taxes, (iii) changed (or requested to any Governmental Entity to change) any material aspect of any method of accounting for Tax purposes, (iv) filed any income Tax Return, (v) filed any amended Tax Return, (vi) failed to file any non-income Tax Return when due (or, alternatively, failed to file for available extensions) or failed to cause such Tax Returns when filed to be complete and accurate in all respects, (vii) failed to pay any amount of Taxes when due, (viii) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, closing agreement or other agreement relating to Taxes, (ix) surrendered, compromised or forfeited any claim for a refund of Taxes, (x) filed any ruling request or make a voluntary Tax disclosure, amnesty filing or similar disclosure, (xi) consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (xii) taken (or failed to take) any other action that could increase the Tax liability of any Taxpayer or any of its Affiliates or decrease any Tax asset of any Taxpayer or any of its Affiliates in any taxable period (or portion thereof) beginning on the Closing Date;

(xi) entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waived any rights under, any Contract or agreement of a nature required to be listed in Section 3.10, Section 3.11 or Section 3.14 of the Disclosure Schedule;

(xii) formed any Subsidiary;

(xiii) purchased, sold, assigned, transferred, licensed, leased, abandoned or otherwise disposed of any Company Intellectual Property other than in the Ordinary Course of Business;

(xiv) made or committed to make any capital expenditure in excess of $25,000 per item or $50,000 in the aggregate;

(xv) instituted or settled any Legal Proceeding;

(xvi) adopted a plan of complete or partial liquidation, dissolution, merger, restructuring or recapitalization; or

(xvii) agreed to take, authorize or approve any of the foregoing actions.

Section 3.7 Undisclosed Liabilities. Neither the RE Entity nor any Acquired Company has, or is subject to, any liabilities (whether known or reasonably ascertainable, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Interim Balance Sheet, (b) liabilities which have arisen since the Interim Balance Sheet Date in the Ordinary Course of Business, and (c) as listed in Section 3.7 of the Disclosure Schedule.

Section 3.8 Tax Matters.

(a) Each Taxpayer has properly filed on a timely basis all Tax Returns that it is and was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each Taxpayer has properly paid on a timely basis all Taxes, whether or not shown or required to be shown on such Tax Returns, that were due and payable. With respect to any period for which such Tax Returns have not yet been filed or for which such Taxes are not yet due and owing, each Taxpayer has made appropriate accruals in accordance with GAAP for such Taxes on the Financial Statements. All Taxes that each Taxpayer is or was required by Law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. Each Taxpayer has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(b) Each Taxpayer has delivered or made available to the Buyer complete and correct copies of (i) all income Tax Returns of the Taxpayer for Taxable periods beginning on or after January 1, 2016 of the Taxpayer, and all other Tax Returns of the Taxpayer relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Taxpayer relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of any Taxpayer by any Governmental Entity or other administrative or judicial Tax proceeding is currently in progress or, to the knowledge of the Stockholders, threatened or contemplated, and each Taxpayer does not know of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against any Taxpayer. No Taxpayer has been informed by any jurisdiction where such Taxpayer does not file Tax Returns that the jurisdiction believes that the Taxpayer was required to file any Tax Return that was not filed or that the Taxpayer is subject to taxation in such jurisdiction.

(c) No Taxpayer has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed with any Governmental Entity any power of attorney relating to Taxes.

(d) Each Taxpayer has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(e) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of any Taxpayer, other than with respect to Taxes not yet due and payable.

(f) No Taxpayer has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the past five (5) years.

(g) No Taxpayer has made any payments, is obligated to make any payments, nor is it a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof).

(h) No asset of any Taxpayer (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(i) No Taxpayer has undergone a change in its method of accounting resulting in an adjustment to its Taxable income pursuant to Section 481 of the Code. No Taxpayer will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of a method of accounting for a Taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or other agreement with a Governmental Entity executed prior to the Closing; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale, open transaction or other transaction occurring on or prior to the Closing; (v) prepaid amount received prior to the Closing, (vi) any liability under Section 965 of the Code. Each Taxpayer currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.

(j) No Taxpayer has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(k) No Taxpayer has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Company or the DISC been distributed, in a transaction to which Section 355 or Section 361 of the Code applies.

(l) Section 3.8(l) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which each Taxpayer files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s or the DISC’s nexus with such jurisdiction.

(m) No Taxpayer has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. No Taxpayer has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(n) To the knowledge of the Stockholders, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any lien on the assets of any Taxpayer, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o) Each Taxpayer has maintained complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by any Taxpayer and as to which the seller is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.

(p) No Taxpayer has any actual or potential liability under the escheat Laws or any other Laws of any jurisdiction relating to abandoned property.

(q) No Taxpayer is bound by any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract.

(r) No Taxpayer (i) is a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for Tax purposes and (ii) owns a single member limited liability company which is treated as a disregarded entity.

(s) No Taxpayer has been party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(t) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any corresponding or similar provision of state, local or foreign Tax Law in each jurisdiction in which the Company is obligated to file income or franchise Tax Returns) at all times during its existence, and the Company will be a validly electing S corporation up to and including the Closing Date.

(u) The DISC has been properly treated as a “domestic international sales corporation” within the meaning of Sections 991 and 992 of the Code (and any corresponding or similar provision of state, local or foreign Tax Law in each jurisdiction in which the Company is obligated to file income or franchise Tax Returns) at all times during its existence, and the DISC will be properly treated as a domestic international sales corporation up to and including the Closing Date.

Section 3.9 Assets. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies, each of the Acquired Companies has good title to, or a valid leasehold interest in, the assets and properties (tangible or intangible) used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens. Taken as a whole, all such assets and properties are in good operating condition and repair (except for ordinary wear and tear). The assets, properties, interests and rights (tangible or intangible) of the Acquired Companies (leased and owned) constitute all of the assets, properties, interests and rights that are sufficient for the conduct of the business of the Acquired Companies in all material respects in the manner and to the extent now conducted.

Section 3.10 Real Property.

(a) None of the Acquired Companies own any real property.

(b) Section 3.10(b) of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options with respect to such Lease, and the rent or other consideration payable thereunder. The Stockholders have delivered to the Buyer complete and accurate copies of the Leases including all modifications and amendments thereto. With respect to each Lease, (i) such Lease has been duly authorized, executed and delivered by the parties thereto and is legal, valid, binding, enforceable and in full force and effect; (ii) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) no Acquired Company or, to the knowledge of the Stockholders, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Stockholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Acquired Company or, to the knowledge of the Stockholders, any other party under such Lease.

(c) The Real Property constitutes all interests in real property currently used, occupied or held for use in connection with the business of the Acquired Companies and which are necessary for the conduct of its business as presently conducted. Except as disclosed on Section 3.10(c) of the Disclosure Schedule, the Stockholders have not had any interests (including option interests) in any real property other than the Real Property.

(d) None of the Acquired Companies has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold, subleasehold, license or other right of occupancy of the Leased Real Property.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Acquired Companies have been properly executed and recorded. All issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations have been timely paid by or on behalf of the Acquired Companies, and all Company Owned Intellectual Property, including the Company Registrations, is subsisting, valid and enforceable. No Company Registrations have at any time been cancelled, abandoned, allowed to lapse or not renewed, except where the Acquired Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Company Registrations. No Company Registrations have ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, except for claims rejected or refused in connection with the prosecution of any Company Registrations.

(b) No Company Registrations have been or are now involved in any inventorship challenge, interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding, nor have any of the foregoing been threatened. The Acquired Companies have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Acquired Companies and have made no material misrepresentation in such applications.

(c) Subject to obtaining all necessary consents as disclosed in Section 3.11(c) of the Disclosure Schedule, each item of Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The transactions contemplated by this Agreement do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the consent of any other Person in respect of, the right to own or use any Company Intellectual Property. An Acquired Company (i) is the sole and exclusive owner of all Company Owned Intellectual Property, and (ii) has valid and continuing rights (pursuant to valid and enforceable written agreements) to Exploit all other Company Intellectual Property as the same is Exploited by any Acquired Company in the business as currently conducted and as currently proposed to be conducted; in each of the foregoing clauses (i) and (ii) above, free and clear of any Liens. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner currently Exploited by the Acquired Companies and as currently proposed to be Exploited by the Acquired Companies, (ii) to Exploit the Internal Systems as they are currently Exploited by the Acquired Companies and as currently proposed to be Exploited, and (iii) otherwise to conduct the Acquired Companies’ businesses in the manner currently conducted and as currently proposed to be conducted by the Acquired Companies.

(d) The Acquired Companies have taken all reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising the Company Intellectual Property, including, without limitation, requiring each employee and consultant of the Acquired Companies and any other Person with access to such trade secrets or confidential information to execute a binding confidentiality agreement, copies or forms of which have been made available to the Buyer and, to the Stockholder’s knowledge, there has not been any breach by any party to such confidentiality agreements of any such confidentiality agreements. There has been no: (i) unauthorized disclosure of any third party confidential information in the possession, custody or control of an Acquired Company or (ii) breach of any Acquired Company’s security procedures wherein confidential information has been disclosed to a third party. The Acquired Companies have actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e) None of the Customer Offerings, or the Exploitation thereof by any Acquired Company or by any reseller, distributor, customer or user thereof, or any other activity of any Acquired Company, infringes or violates, or constitutes a misappropriation of, or has in the past infringed, violated or misappropriated, any Intellectual Property rights of any third party. None of the Internal Systems, or any of the Acquired Companies’ past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with the business of the Acquired Companies, infringes or violates, or constitutes a misappropriation of, or has in the past infringed, violated or misappropriated, any Intellectual Property rights of any third party. None of the Company Intellectual Property, or the Acquired Companies’ or past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with the business of the Acquired Companies or the conduct thereof, infringes or violates, or constitutes a misappropriation of, or has in the past infringed, violated or misappropriated, any Intellectual Property rights of any third party. Other than as set forth in Section 3.11(e) of the Disclosure Schedule, there are no complaints, claims or notices, or threats of any of the foregoing (including any notifications that a license under any patent is or may be required), received by any Acquired Company alleging any such infringement, violation or misappropriation or that any of the Company Intellectual Property is invalid or unenforceable nor any request or demand for indemnification or defense received by any Acquired Company from any reseller, distributor, customer, user or any other third party, and the Stockholders have provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation. With respect to any third party Software used by the Acquired Companies, the Acquired Companies have, in accordance with each applicable third party’s Software licensing requirements, obtained the appropriate number of licenses to use such Software in the operation of the business as currently conducted and as currently proposed to be conducted. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of any Acquired Company to use any Intellectual Property in any manner, (ii) restrict the business of any Acquired Company in order to accommodate any third party’s Intellectual Property, or (iii) permit third parties to use the Company Intellectual Property.

(f) To the knowledge of the Stockholders, no Person (including, without limitation, any current or former employee or consultant of any Acquired Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to an Acquired Company. The Stockholders have provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g) Section 3.11(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which any Acquired Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Except as listed in Section 3.11(g) of the Disclosure Schedule, none of the Acquired Companies have agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. No Acquired Company is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h) Section 3.11(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which an Acquired Company Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by an Acquired Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which an Acquired Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems. None of the Customer Offerings or Internal Systems includes Software or other material that was obtained by an Acquired Company from third parties other than pursuant to the license agreements listed in Section 3.11(h) of the Disclosure Schedule.

(i) All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Acquired Companies within the scope of their employment or by independent contractors of the Acquired Companies who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to an Acquired Company, waiving their non-assignable rights (including rights of attribution) in favor of such Acquired Company and its permitted assigns and licensees, and have no residual claim to such materials.

(j) Except as disclosed in Section 3.11(j) of the Disclosure Schedule, each current and former employee of the Acquired Companies and each current and former independent contractor of the Acquired Companies has executed a valid and binding written agreement expressly assigning to an Acquired Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for an Acquired Company, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible (“IP Agreement”). No current or former shareholder, officer, director, or employee of the Acquired Companies (i) has any claim, right (whether or not currently exercisable), or ownership interest in any Company Intellectual Property or has excluded any Intellectual Property from their IP Agreement, or (ii) has been named as an inventor on any patent owned by, or pending patent application by, any Acquired Company thereof for any device, process, design or invention of any kind now used by any of the Acquired Companies in the furtherance of their respective businesses, except for inventions that have been assigned to an Acquired Company.

(k) The Customer Offerings and the Internal Systems are free from defects, bugs or errors that materially adversely affect, or could reasonably be expected to materially adversely affect, the functionality, or performance thereof, and conform in all material respects to the written Documentation and specifications therefor and comply in all material respects with all applicable Laws and industry standards. To the knowledge of the Stockholders, the Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data (“Malicious Code”). The Acquired Companies implement industry standard measures designed to prevent the introduction of Malicious Code into Customer Offerings, including firewall protections and regular virus scans. No Acquired Company has received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

(l) No Source Code for any Customer Offering or included in the Company Owned Intellectual Property has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of an Acquired Company, and none of the Acquired Companies has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available such Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Source Code for any Customer Offering or Company Owned Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee of an Acquired Company.

(m) None of the Acquired Companies have incorporated, embedded, linked, distributed with, or otherwise used any Open Source Software in or with any Company Owned Intellectual Property (including any Customer Offering).

(n) No government funding, facilities or personnel of a university, college, other educational institution or research center or funding from governmental or academic third parties was used in the development of any of the Company Owned Intellectual Property. No officer, employee or independent contractor of an Acquired Company who was involved in, or who contributed to, the creation or development of any of the Company Owned Intellectual Property has performed services for the government, university, college, or other educational institution or research center during a period of time during which such person was also performing services for an Acquired Company in a manner that may give rise to any Intellectual Property ownership claims by such government, university, college, or other educational institution or research center with respect to any of the Company Owned Intellectual Property.

(o) The computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Acquired Companies (collectively, the “IT Assets”) (i) operate and perform in all material respects in accordance with their respective documentation and functional specifications and otherwise as required by Acquired Companies and have not materially malfunctioned or failed within the past three (3) years, (ii) are adequate and sufficient for the operations of the Acquired Companies, and (iii) to the knowledge of the Stockholders, do not contain any Malicious Code. The Acquired Companies have in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against unauthorized use or access and against the introduction of Malicious Code, and none of the Acquired Companies has experienced any unauthorized use or disclosure of, or access to, the IT Assets or any information or data of the Acquired Companies. The Acquired Companies have implemented commercially reasonable data backup, data storage, system redundancy and disaster recovery procedures, as well as a commercially reasonable business continuity plan.

Section 3.12 Information Security and Data Privacy.

(a) In the collection and Processing by the Acquired Companies of any Personal Data, the Acquired Companies and their Personal Data Processors and Personal Data Suppliers are in compliance with and have always complied with all applicable Privacy Commitments. The Acquired Companies operate appropriate technical and organizational security measures to prevent the unlawful Processing of Personal Data and unauthorized access, accidental loss or destruction of or damage to Personal Data in its possession or control, which measures are in compliance in all material respects with the Privacy Commitments. Without limiting the foregoing, the Acquired Companies and their Personal Data Suppliers have collected all Personal Data fairly and lawfully including acquiring all necessary consents from Data Subjects and otherwise have all requisite legal authority to Process, use and hold Personal Data in the manner it is Processed by the Acquired Companies or by any Personal Data Processor on their behalf without breaching any of the Privacy Commitments. The Acquired Companies have at all times respected all Data Subject opt-outs and consent withdrawals.

(b) To the extent that the Acquired Companies Process any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data, the Acquired Companies have implemented information security procedures, processes and systems that have at all times met all applicable Laws related to the Processing of cardholder data, including those established by applicable Governmental Entities, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard).

(c) The Acquired Companies have at all times presented a Privacy Policy which complies with Privacy Laws to Data Subjects prior to the collection of any Personal Data, and no such Privacy Policy is or has been inaccurate, misleading or deceptive. None of the Acquired Companies have made any statement to the general public regarding any of their information security practices applicable to any Personal Information other than those made in the Company Privacy Policies. None of the Acquired Companies have collected or received any Personal Data online from children under the age of thirteen (13) without (where legally required) verifiable parental consent or directed any of its websites to children under the age of thirteen (13) through which such Personal Data could be obtained.

(d) None of the Acquired Companies Process Personal Information relating to customers or client end users located in the EEA or UK. None of the Acquired Companies have transferred or permitted the transfer of Personal Information originating in the EEA or UK outside the EEA or UK, except where such transfers have complied with the requirements of Privacy Laws and the Company Privacy Policies. Each of the Acquired Companies has implemented privacy by design into its practices and procedures and completed privacy impact assessments where required to do so remedying any risks to the rights and freedoms of individuals identified in the course of carrying out the privacy impact assessment.

(e) None of the Acquired Companies sell, rent or otherwise make available to any Person any Personal Data, except in a manner that complies in all material respects with the applicable Privacy Commitments. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Commitments of Acquired Companies. Following the Closing Date, Acquired Companies will continue to be permitted to Process, collect, store, use and disclose Personal Data held by them on terms identical to those in effect as of the date of this Agreement and to the same extent the Acquired Companies would have been able to had the transactions contemplated by this Agreement not occurred.

(f) None of the Acquired Companies have received any written notice that is or has been in breach of any Privacy Commitment to limit its use of, secure or otherwise safeguard Personal Data and no such breach has occurred within the applicable statute of limitations for a claim arising out of such a breach.

(g) Each Acquired Company has in place and follows commercially reasonable procedures designed to ensure that there are Contracts in place with all Personal Data Processors, which comply with the requirements of all Privacy Laws and Company Privacy Policies, and require that such Personal Data Processor Processes Personal Data are in compliance with the Privacy Laws and the Company Privacy Policies and the Acquired Companies’ obligations under any Contract that governs the Processing of any Company Data. Each of the Acquired Companies and their respective data processors have taken commercially reasonable steps to ensure the reliability of their respective employees and contractors who have access to Company Data, to train such employees on all applicable aspects of Privacy Laws and Company Privacy Policies and to ensure that all employees with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data.

(h) None of the Acquired Companies have experienced any unauthorized access to, deletion or other misuse of, any Personal Data in its possession or control (a “Security Incident”) or made or been required to make any disclosure, notification or take any other action under any applicable Privacy Laws in connection with any Security Incident. No Personal Data Supplier has experienced any Security Incident or made or has been required to make any disclosure, notification or take any other action under any applicable Privacy Laws in connection with any Security Incident with respect to any Personal Data provided by it to any Acquired Company.

(i) None of the Acquired Companies have received a written request, complaint or objection to its collection or use of Personal Data from any data protection authority or third party (including Data Subjects) that remains unresolved. No action, audit, assessment, suit, legal proceeding, investigation, administrative enforcement proceeding or arbitration proceeding before any court, administrative body or other Governmental Body (whether or a criminal, civil or administrative nature) has been filed, commenced or threatened against any Acquired Company, alleging any failure to comply with any Privacy Laws, and none of the Acquired Companies have incurred any material liabilities under any Privacy Laws. None of the Acquired Companies have, and, to the knowledge of the Stockholders, no third parties have, filed, commenced or threatened any action against any Personal Data Supplier or Personal Data Processor with respect to any Personal Data Processed for any Acquired Company.

Section 3.13 Inventory. All inventory of the Acquired Companies, whether or not reflected on the Interim Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Interim Balance Sheet. All such inventory is owned by the Acquired Companies free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Acquired Companies.

Section 3.14 Contracts.

(a) Section 3.14 of the Disclosure Schedule sets forth a true and complete list of each of the following Contracts to which any Acquired Company is a party as of the date of this Agreement:

(i) any Contract for the lease of personal property from or to third parties providing for lease payments in excess of $100,000 per annum or having a remaining term longer than twelve (12) months;

(ii) any Contract for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year, (B) which involves aggregate consideration in excess of $100,000 per year (whether payable or receivable by any Acquired Company), or (C) in which any Acquired Company has granted manufacturing rights, service-level guarantees, “key man” provisions, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any Contract concerning the establishment or operation of a partnership, joint venture or similar arrangement;

(iv) any distribution, dealer, sales representative or sales agency Contract for which annual payments exceed $50,000;

(v) any Contract under which any Acquired Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations), or under which any Acquired Company has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

(vi) any Contract for the disposition of any significant portion of the assets or business of any Acquired Company (other than sales of products in the Ordinary Course of Business) or any Contract for the acquisition of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(vii) any Contract containing a covenant of any Acquired Company purporting to limit either the type or line of business in which any Acquired Company may engage or the geographic area in which any of them may so engage;

(viii) any employment or consulting Contract that provides for an annual base salary or other fees equal to or in excess of $100,000;

(ix) any Contract involving any current or former officer, director or stockholder of any Acquired Company or an Affiliate thereof;

(x) any Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(xi) any Contract which contains any provisions requiring an Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xii) any settlement Contract arising out of any claim asserted by any Person (including any Governmental Entity); and

(xiii) any other Contract either involving aggregate consideration in excess of $100,000 per year (whether payable or receivable by any Acquired Company) or not entered into in the Ordinary Course of Business.

(b) The Stockholders have delivered to the Buyer a complete and accurate copy of each Contract required to be listed in Section 3.10, Section 3.11 or Section 3.14 of the Disclosure Schedule, together with all amendments, modifications or supplements thereto. With respect to each Contract required to be so listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) no party to such Contract has exercised or, to the knowledge of the Stockholders, threatened to exercise any termination rights with respect to any such Contract; and (iv) none of the Acquired Companies is, and to the knowledge of the Stockholders, no other party is, in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of the Stockholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Acquired Company or, to the knowledge of the Stockholders, any other party under such Contract.

Section 3.15 Accounts Receivable. All accounts receivable of the Acquired Companies reflected on the Interim Balance Sheet (other than those paid since such date) have arisen from bona fide transactions entered into by an Acquired Company, are valid receivables subject to no setoffs or counterclaims, and are current and collectible (within ninety (90) days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Interim Balance Sheet, which reserve is adequate and was calculated in accordance with GAAP as consistently applied. All accounts receivable of the Acquired Companies that have arisen since the Interim Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within ninety (90) days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Interim Balance Sheet. No Acquired Company has received any written notice from an account debtor stating that any account receivable in an amount in excess of $25,000 is subject to any contest, claim or setoff by such account debtor.

Section 3.16 Powers of Attorney. Section 3.16 of the Disclosure Schedule lists any outstanding powers of attorney executed on behalf of any Acquired Company.

Section 3.17 Insurance. Section 3.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers’ compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which any Acquired Company is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, no Acquired Company will be liable for retroactive premiums or similar payments, and each Acquired Company is otherwise in compliance in all material respects with the terms of such policies. To the knowledge of the Stockholders, there is no threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The insurance policies disclosed on Section 3.17 of the Disclosure Schedule are sufficient for compliance with all applicable Laws and agreements to which any Acquired Company is a party or by which it is bound.

Section 3.18 Litigation. Except as set forth in Section 3.18 of the Disclosure Schedule, there is no, and during the past three (3) years there has been no, Legal Proceeding which is pending or has been threatened in writing against any Acquired Company and, to the knowledge of the Stockholders, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding. There are no, and during the past three (3) years there have been no, Orders outstanding against any Acquired Company or by which any Acquired Company has been bound.

Section 3.19 Warranties. No product or service manufactured, sold, leased, licensed or delivered by any Acquired Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale or lease of the Acquired Companies, which have been provided to the Buyer prior to the date hereof and (b) manufacturers’ warranties for which no Acquired Company has any liability. Section 3.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Acquired Companies in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements, and to the knowledge of the Stockholders, there is no reason why such expenses should significantly increase as a percentage of sales in the future.

Section 3.20 Employees.

(a) Section 3.20(a) of the Disclosure Schedule contains a list of all employees of the Acquired Companies, along with the job title or position, the annual base salary or hourly rate of compensation, as applicable, the commission, target bonus or other incentive-based compensation opportunity of each such person, each employee’s leave status (as applicable) and expected date of return, and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws. Section 3.20(a) of the Disclosure Schedule also indicates which such employees are a party to a non-competition agreement with an Acquired Company, and copies of such agreements have previously been delivered to the Buyer. Each current or past employee of the Acquired Companies has entered into an employment agreement which contains a confidentiality agreement with an Acquired Company, a copy or form of which has previously been delivered to the Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) To the knowledge of the Stockholders, no key employee or group of employees of any Acquired Company has any plans to terminate their employment. No Acquired Company is party to any collective bargaining agreement or other contract with any group of employees, labor organization or other representative of any of the employees of any Acquired Company, and to the knowledge of the Stockholders, there are no activities or proceedings of any labor union or other party to organize or represent such employees. In the past three (3) years, there has not occurred or, to the knowledge of the Stockholders, been threatened, any strike, slow-down, picketing, work-stoppage, material grievance, or other similar labor activity or dispute with respect to any current or former employees of any Acquired Company. In the past three (3) years, no Acquired Company (including any of its officers) has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with an Acquired Company any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by any Acquired Company or any of their respective employees relating to accounting.

(c) There is not presently existing, and during the past three (3) years there has not been, any claim pending, or to the knowledge of the Stockholders threatened, against any Acquired Company, related to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. The Acquired Companies have not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law.

(d) Except as would not result in a material liability for any Acquired Company, in the past three (3) years, each Acquired Company has correctly classified those individuals performing services for such Acquired Company (as applicable) as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of the Acquired Company (as applicable), and no Acquired Company has any material liability for improper classification of any such individual, including for unpaid overtime or by reason of an individual who performs or performed services for the Acquired Company (as applicable) in any capacity being improperly excluded from participating in a Company Plan.

(e) The Acquired Companies (i) have fully and timely paid all wages, salaries, wage premiums, bonuses, commissions, fees and other compensation due and payable to its current and former employees and contractors pursuant to applicable Law, Contract or policy, (ii) each individual who is providing, or has provided, services to an Acquired Company and is or was treated as an independent contractor, consultant, or other non-employee service provider is or was (as applicable) properly so treated for all purposes and (iii) all social security contributions, wage Tax and other payments due and payable to a Governmental Entity in connection with the employment relationships with its current and former employees pursuant to applicable Law, Contract or policy.

(f) In the past three (3) years, there have not been (i) any allegations or formal complaints made to or filed with any Acquired Company related to sexual harassment or sexual misconduct; (ii) any other claims or investigations initiated, filed, threatened in writing or, to the knowledge of the Stockholders, threatened orally against any Acquired Company related to sexual harassment or sexual misconduct, or (iii) any other allegations, formal or informal complaints or any other claims or investigations initiated, filed, threatened in writing or, to the knowledge of the Stockholders, threatened orally by or against any current or former director, officer or senior level management employee of any Acquired Company.

(g) Since March 1, 2020, no Acquired Company has materially reduced the compensation, benefits or working schedule of any of its employees, in each case, for any reason relating to the COVID-19 pandemic.

Section 3.21 Employee Benefits.

(a) Section 3.21(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. With respect to each Company Plan, complete and accurate copies of the following have been delivered to Buyer: (i) the plan document (or a written summary of any unwritten Company Plan), and any amendments thereto, related trust agreement, funding agreement, insurance contract and other governing documents; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent letter received by the Acquired Companies from a Governmental Entity regarding the tax-qualified status of such Company Plan; (vi) any material non-routine correspondence with a Governmental Entity; and (vii) the most recent written results of any required compliance testing.

(b) Each Company Plan has been established, maintained, funded, administered and operated in compliance in all material respects with its terms and with the requirements of all applicable Laws. Each Acquired Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) pending, or to the knowledge of the Stockholders, threatened, involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(e) At no time during the past six (6) years has any Acquired Company or ERISA Affiliate maintained, sponsored or contributed to, or been obligated to contribute to, or been reasonably expected to have any liability with respect to (i) any plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) any multiple employer plan as described in Section 413(c) of the Code, (iii) any “multiemployer plan”, within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA. No Company Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code).

(f) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject any Acquired Company or ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(g) Each Company Plan is amendable and terminable unilaterally by an Acquired Company at any time without liability or expense to any Acquired Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto).

(h) Except as set forth on Section 3.21(h) of the Disclosure Schedule, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in connection with any other event, will (i) entitle any current or former director, officer, employee or service provider of an Acquired Company to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former director, officer, employee or service provider of any Acquired Company or trigger any other obligation under any Company Plan, (iii) result in any breach or violation of or default under or limit any Acquired Company’s or Buyer’s right to amend, modify or terminate any Company Plan.

(i) No current or former director, officer, employee or service provider of any Acquired Company is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(j) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated in compliance in all material respects with Code Section 409A.

(k) Except as contemplated by Section 1.7, no Acquired Company has (i) applied for or received any financing, funding, loan or other benefit under the CARES Act or similar Law or executive order of the President of the United States, including any loan under the Paycheck Protection Program under the CARES Act, similar law or executive order of the President of the United States or (ii) deferred any Taxes under Section 2302 of the CARES Act, similar law or executive order of the President of the United States or claimed any Tax credit under Section 2301 of the CARES Act, similar law or executive order of the President of the United States or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

Section 3.22 Environmental Matters.

(a) Each of the Acquired Companies has complied and is in compliance with all applicable Environmental Laws in relation to such Acquired Company’s business, operations and properties. There is no pending or, to the knowledge of the Stockholders, threatened civil or criminal litigation, written notice of violation or liability, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, in each case relating to or arising under any Environmental Law or regarding any Materials of Environmental Concern involving or relating to any Acquired Company and/or any properties currently or previously owned or operated by any Acquired Company.

(b) Except as part of the TA Obligations (defined below in Section 5.9), to the knowledge of the Seller Parties, no Acquired Company has any liabilities or obligations under Environmental Law arising from the generation, storage, use, release, discharge, spill, or disposal of any Materials of Environmental Concern.

(c) To the knowledge of the Seller Parties, there are no Materials of Environmental Concern present at any properties currently or previously owned or operated by any Acquired Company that have or could give rise to any potential liability, including but not limited to liability to third parties.

(d) No Acquired Company has agreed to indemnify any other Person with respect to any violations of, or liabilities arising under, Environmental Laws.

(e) For the purposes of this Agreement, the terms “Business Operation,” “Establishment,” “Transfer of Establishment”, “Form III,” “Environmental Condition Assessment Form,” “Certifying Party,” “Licensed Environmental Professional,” and “Verification” shall be defined as they are defined in the Connecticut Transfer Act, Conn. Gen. Stat. § 22a-134 et seq. (as amended) (“Transfer Act”). The Business Operation of the Acquired Companies located at 71 Pickett District Road, New Milford, Connecticut is an Establishment, and the stock purchase of Company Shares set forth in this Agreement constitutes a Transfer of Establishment.

(f) The Business Operation and/or real property at 115 Pickett District Road, New Milford, Connecticut is not an Establishment.

(g) The Stockholders have provided to Buyer a copy of all environmental audit and assessment reports as more fully set forth in Seller’s Environmental Reports, in their or the Acquired Companies’ possession or control relating to the Acquired Companies’ business, operations, and properties.

Section 3.23 Customers and Suppliers. Section 3.23 of the Disclosure Schedule sets forth a list of (a) the top ten (10) customers of the Acquired Companies based on the consolidated revenues of the Acquired Companies during the last full fiscal year or the interim period through the Interim Balance Sheet Date and the amount of revenues accounted for by each such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Acquired Companies. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Acquired Companies. No such customer or supplier is in breach of any Contract with the Acquired Companies.

Section 3.24 Permits; Compliance with laws.

(a) Each Acquired Company is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for such Acquired Company to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to have any Company Permits, or the failure of any Company Permit to be in full force and effect, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) no Company Permit has been revoked, suspended, terminated or materially impaired in any manner since January 1, 2017, (ii) no Acquired Company is in default or violation, in any respect, of any of Company Permits and (iii) since January 1, 2017, no Acquired Company has received any written notice regarding any of the matters set forth in the foregoing clauses (i) and (ii). There are no Legal Proceedings pending or, to the knowledge of the Stockholders, threatened, that seek the revocation, cancellation or modification of any Company Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Since January 1, 2017, each Acquired Company has been, to the knowledge of the Stockholders, in compliance with each of the Company Permits.

(b) Since January 1, 2017, (i) each Acquired Company has been in compliance with all Laws applicable to the Acquired Companies and their respective businesses, properties, assets and activities and (ii) no Acquired Company has received any written notice alleging any such noncompliance, in each case, except for such noncompliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material to any Acquired Company.

(c) Since January 1, 2017, no Acquired Company, and, to the knowledge of the Stockholders, no director, officer, agent, employee or other Person acting on behalf of any Acquired Company, has knowingly, in the course of its actions for, or on behalf of, any of them, violated any provision of any applicable Anti-corruption Law. Since January 1, 2017, no Acquired Company has received any written communication from a Governmental Entity (x) related to any investigation or inquiry with respect to a potential violation by an Acquired Company or any representative thereof of any Anti-corruption Law, or (y) that alleges that an Acquired Company or any representative thereof is in violation of any Anti-corruption Law. Since January 1, 2017, no Acquired Company has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (1) that is located, organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Entity within such country or territory) or (2) that has been sanctioned by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

Section 3.25 Affiliate Transactions. Except as set forth on Section 3.25 of the Disclosure Schedule, (a) there are no Contracts between any Acquired Company, on the one hand, and any Stockholder or any of its Affiliates or family members on the other hand, and (b) no Acquired Company owes any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Stockholder or any of its Affiliates or family members, (c) none of the Stockholders or any of their respective Affiliates or family members performs any services for, or on behalf of, any Acquired Company, other than employment arrangements entered into in the Ordinary Course of Business, (d) no property or asset or interest in any property or asset that relates to and is or will be necessary or useful in the present or currently contemplated future operation of the business of any Acquired Company is presently owned by or leased by or to any Stockholder or any of its Affiliates or family members (any matter contemplated by the foregoing, an “Affiliate Transaction”).

Section 3.26 Brokers’ Fees. No Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement.

Section 3.27 Books and Records. The minute books and other similar records of each Acquired Company contain complete and accurate records of all actions taken at any meetings of such Acquired Company’s stockholders, members, board of directors, board of managers or other similar governing body and of all written consents executed in lieu of the holding of any such meeting. The books and records of each Acquired Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of such Acquired Company and have been maintained in accordance with sound business and bookkeeping practices. Section 3.27 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Acquired Companies and the names of persons having signature authority with respect thereto or access thereto.

Section 3.28 COVID-19 Impact; PPP Loan. None of the Acquired Companies’ actions and inactions prior to the date of this Agreement in response to COVID-19 has resulted in any Acquired Company experiencing any material business interruption or material Damages. The Company has (a) properly and validly obtained a PPP Loan in the amounts set forth on Section 3.28 of the Disclosure Schedule, (b) complied with all terms and conditions of the PPP Loan and with all requirements of applicable Laws pertaining to such PPP Loan including the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), 116 P.L. 136 (2020) and the Paycheck Protection Program Flexibility Act, 116 P.L. 142 (2020), and all applicable regulations and guidance issued by any Governmental Entity or applicable financial institution, and, for the avoidance of doubt, (c) has properly utilized (and documented the utilization of) the proceeds of such PPP Loan in accordance with all applicable Law. The Company has applied for loan forgiveness pursuant to Section 1106 of the CARES Act and the status of such loan forgiveness is set forth on Section 3.28 of the Disclosure Schedule. All representations and certifications executed by any Acquired Company or representative thereof pertaining to a PPP Loan (including the application for a PPP Loan or any request for forgiveness of any or all of the amount loaned through a PPP Loan) were current, accurate and complete as of their effective date. No Governmental Entity or other Person has notified any Acquired Company of any actual or alleged material violation or breach of any statute, regulation, representation, certification, Laws, disclosure obligation or contract term with respect to a PPP Loan. There are no investigations, lawsuits, or audits completed, underway, announced, or threatened by any Governmental Entity or any other Person (including any financial institution or whistleblower) related to an Acquired Company and pertaining to any loan issued under the PPP or any application for a loan or for forgiveness of a loan under the PPP.

Section 3.29 Disclosure. No representation or warranty by the Acquired Companies or the Stockholders contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Acquired Companies and/or the Stockholders pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Acquired Companies and the Stockholders have disclosed to the Buyer all material information relating to the business of the Acquired Companies or the transactions contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS OF THE BUYER

The Buyer represents and warrants to the Stockholders as follows as of the date hereof:

Section 4.1 Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

Section 4.2 Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

Section 4.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of its Governing Documents, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any Law or Order applicable to the Buyer or any of its properties or assets. The Buyer is not aware of any impediment or restriction which would prevent the completion of the transactions contemplated hereunder.

Section 4.4 Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.5 Investment Representation.

(a) The Buyer is acquiring the Acquired Interests from the Stockholders for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b) The Buyer has had such opportunity as it has deemed adequate to obtain from representatives of the Stockholders and the Acquired Companies such information as is necessary to permit the Buyer to evaluate the merits and risks of its acquisition of the Acquired Interests and has conducted such due diligence examinations to its full satisfaction. The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the Acquired Interests and to make an informed investment decision with respect to such acquisition. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of such Acquired Interests.

(c) The Buyer has or will have adequate resources, financial and other, to comply with and execute its obligations hereunder.

Section 4.6 Capitalization. As of the date hereof, the authorized capital stock of the Buyer consists of 75,000,000 shares of Buyer Common Stock. As of May 3, 2021, 28,001,828 shares of Buyer Common Stock and no shares of preferred stock of the Buyer are issued, 27,606,692 shares of Buyer Common Stock and no shares of preferred stock of the Buyer are outstanding, 127,165 shares of Buyer Common Stock are issuable upon the exercise of outstanding options, no shares of Buyer Common Stock are issuable upon the exercise of outstanding warrants, no shares of Buyer Common Stock are subject to unvested restricted stock units and 934,181 shares of Buyer Common Stock are reserved for future issuance under the Buyer’s stock incentive plans. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Governing Documents. All of the Buyer Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Governing Documents or any agreement to which the Buyer is a party or is otherwise bound.

Section 4.7 Reports and Financial Statements. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 of the Exchange Act with the SEC from March 31, 2020 through the date of this Agreement. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

ARTICLE V.

COVENANTS

Section 5.1 Expenses. Except as set forth in Article VI, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 5.2 Non-Competition; Non-Solicitation.

(a) For a period of ten (10) years from and after the Closing Date (the “Restricted Period”), each Stockholder covenants to the Buyer that it shall not, and shall cause its Affiliates and family members not to, directly or indirectly, (i) be employed by or engaged as a contractor, employee, director, manager, officer, trustee, consultant or advisor or otherwise provide services or advice to or on behalf of or participate in the management or control of, any Person that, directly or indirectly, conducts or engages in any Competitive Activities or (ii) engage or participate in any Competitive Activities or manage, join, operate, invest in, finance (whether as a lender, investor or otherwise), control or otherwise have an economic or other interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, capital investor, lender or similar capacity, any Person that directly or indirectly, conducts or engages in Competitive Activities. Notwithstanding the foregoing, the Stockholders may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange that engages in Competitive Activities if such Stockholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person. “Competitive Activities” means any activities that compete with the business of the Acquired Companies as conducted as of the Closing Date.

(b) During the Restricted Period, the Stockholders shall not, and shall not permit any of their respective Affiliates or family members to, directly or indirectly, hire or solicit any employee of any Acquired Company or the Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, however, that nothing in this Section 5.2(b) shall prevent any Stockholder or any of its Affiliates from (i) making general solicitations not targeted at such employees or (ii) hiring (A) any employee whose employment has been terminated by the Acquired Company or Buyer (as applicable) or (B) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, the Stockholders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any Acquired Company or the Buyer for purposes of diverting their business or services from the Acquired Company or the Buyer (as applicable).

(d) During the Restricted Period, each Stockholder shall hold, and shall cause it Affiliates, family members and representatives to hold, in confidence and not duplicate or use or disclose to any Person any and all data and information, whether written or oral, related to Buyer, the Acquired Companies or their respective Affiliates or their respective businesses, assets, liabilities, and all data and information relating to the customers, suppliers, financial statements, conditions or operations of Buyer, the Acquired Companies and their respective Affiliates (i) except to the extent that such information is generally available to or known by the public through no act or omission of the Stockholder or (ii) unless the Stockholder determines, after consulting with counsel, that disclosure of such information is required by applicable Law (subject to the subsequent sentence). If the Stockholder determines that disclosure of such information is required by applicable Law, the Stockholder shall, to the extent permitted by applicable Law, give notice of such disclosure to Buyer and consult and cooperate with Buyer with respect thereto to obtain appropriate confidential treatment, if available, of such information as Buyer may reasonably request, and in any event, only disclose such portion of such data or information as may be required by such Law.

(e) The Stockholders acknowledge that a breach or threatened breach of this Section 5.2 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by the Stockholders of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f) The Stockholders acknowledge that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby. In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform and narrow such covenant, and such covenant shall be deemed reformed and narrowed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.3 Proprietary Information.

(a) Each of the Stockholders shall, and shall cause its Affiliates to, hold in confidence all knowledge, data, material and other information of a secret, confidential or proprietary nature with respect to the Acquired Companies or the business conducted by the Acquired Companies (including any Company Data or Confidential Data) and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by any Stockholder, or as shall be required by Law or upon the requirement of any competent authority (provided that the Stockholders shall provide the Buyer written notice of such requirement as promptly as practicable as permitted by Law).

(b) Each Stockholder agrees that the remedy at Law for any breach of this Section 5.3 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 5.3.

Section 5.4 Tax Matters.

(a) Preparation of Tax Returns. The Acquired Companies shall prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns for any taxable period (or portion thereof) that ends on or prior to the Closing Date that are required to be filed (taking into account valid extensions of time to file) after the Closing Date. The Acquired Companies shall use their reasonable best efforts to make any such Tax Return for which Stockholders have liability pursuant to this Agreement available to the Stockholders for review and comment at least ten (10) days prior to the due date for filing such Tax Returns (or such shorter period as is reasonable taking into account the applicable Taxes and due date for filing such Tax Returns). The Acquired Companies shall make such reasonable changes and revisions to such Tax Returns as are requested by the Stockholders to the extent such changes and revisions relate to Taxes for which the Stockholders have liability pursuant to this Agreement. Notwithstanding anything to the contrary, any consolidated or other group Tax Return relating to the Buyer or any of its Affiliates shall not be subject to this Section 5.4(a). No later than five (5) Business Days prior to the due date (after giving effect to extensions) for the payment of any Taxes with respect to any Tax Return required to be filed by the Acquired Companies pursuant to this Section 5.4(a), (i) the Buyer and the Stockholders shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the Buyer or the Acquired Companies (as directed by the Buyer) within three (3) Business Days, an amount equal to the portion of such Taxes shown as due by the Acquired Companies on any such Tax Return for which the Stockholders have liability pursuant to this Agreement or (ii) in the event that no Escrow Amount remains, the Stockholders shall pay to the Buyer or the Acquired Companies (as directed by the Buyer), an amount equal to the portion of such Taxes shown as due by the Acquired Companies on any such Tax Return for which the Stockholder have liability pursuant to this Agreement).

(b) Allocation of Taxes. In the case of any taxable period that begins on or prior to the Closing Date but ends after the Closing Date, the amount of any Taxes allocated to the portion of such taxable period that ends on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days during the such taxable period before and including the Closing Date and the denominator of which is the total number of calendar days such taxable period and (ii) in the case of all other Taxes, be determined based on an interim closing of the books as of the end of the day on the Closing Date. The Buyer shall be treated as the owner of the PPP Escrow Amount for Tax purposes, and all interest and earnings earned thereon, shall be allocable to the Buyer pursuant to Code Section 468B(g) and Proposed Treasury Regulations Section 1.468B-8.

(c) Transfer Taxes. The Stockholders shall pay all Transfer Taxes. The Parties shall reasonably cooperate with respect to filing any Tax Returns for Transfer Taxes and remitting payment with respect thereto.

(d) Tax Contests. The Buyer and the Stockholders shall promptly notify the other party in writing upon receipt by such party or any of their Affiliates of a written notice of any pending or threatened action with respect to Taxes for which the Stockholders may have liability pursuant to this Agreement (“Tax Contest Claims”), provided, however, that no failure or delay by any Party to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligation of the Parties hereunder, except to the extent the other Parties are actually prejudiced thereby. The Buyer and the Stockholders shall cooperate with each other in the conduct of any Tax Contest Claim. The Buyer shall have the right to control all Tax Contest Claims; provided, that (i) the Buyer shall keep the Stockholders reasonably informed regarding the progress and substantive aspects of any issues in such Tax Contest Claim for which the Stockholders have liability pursuant to this Agreement, and (ii) the Buyer shall not compromise or settle any issues in such Tax Contest Claim for which the Stockholders have liability pursuant to this Agreement, without obtaining the Stockholders’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary, to the extent of any conflict between this Section 5.4(d) and Section 6.3, this Section 5.4(d) and not Section 6.3 shall govern the defense of any Tax Contest Claims.

Section 5.5 Bank Debt Payoff. No later than five (5) Business Days prior to the Closing Date, the Stockholders shall deliver to the Buyer, in each case in form and substance reasonably satisfactory to the Buyer, (i) a draft of (followed at Closing by final) a customary payoff letter from each of the holders (or the agents or trustees on behalf thereof) of the Bank Debt setting forth (A) the amount required to pay off in full on the Closing Date all of the Bank Debt owing to such Person and wire transfer information for such payment and (B) the commitment of such Person to release all Liens, if any, relating to such Bank Debt following satisfaction of the payment terms contained in such payoff letter (collectively, the “Bank Debt Payoff Letters”), (ii) a UCC-3 termination statement terminating the security interests of each Person holding a security interest in the assets of any of any Acquired Company in connection with the Bank Debt and (iii) if applicable, forms of notices of termination for any account control agreements entered into in connection with the incurrence of the Bank Debt (the documents and instruments referred to in clauses (ii) and (iii) above, collectively, the “Lien Release Documents”).

Section 5.6 Affiliate Transactions. Except for the Transaction Documents or the Affiliate Transactions set forth on Section 5.6 of the Disclosure Schedule, on or prior to the Closing, the Stockholders shall take all actions necessary to cause all Affiliate Transactions to be terminated without any continuing obligation of any Acquired Company or any other liability of any Acquired Company remaining thereunder.

Section 5.7 Financial Statements. The Stockholders shall, at the Buyer’s expense, use their reasonable best efforts to cooperate with the Buyer in its preparation of audited financial statements for the Acquired Companies, which financial statements shall be prepared in accordance with GAAP.

Section 5.8 Registration of Buyer Shares. The Buyer shall file with the SEC, within ten (10) Business Days following the Closing, the Registration Statement and shall use commercially reasonable efforts to cause the Registration Statement to be effective as soon as practicable thereafter (the date the Registration Statement is so declared effective, or if already effective, the date a prospectus supplement under an already effective shelf is filed, the “Registration Date”). The Stockholders shall furnish to the Buyer in writing such information regarding the Stockholders and the proposed sale of Buyer Shares as the Buyer may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities. Upon the effectiveness of the Registration Statement, the Stockholders shall be permitted to sell the Buyer Shares, provided that the Stockholders will cooperate with the Buyer to the extent requested by the Buyer in order to dispose of such Buyer Shares in an orderly fashion to minimize any negative impact on the trading price of the Buyer Common Stock. If the Registration Statement has not been declared effective by the SEC within thirty (30) days of the Closing, no later than the date that is forty five (45) days after the Closing, (i) the Buyer shall pay to the Stockholders (on a pro rata basis in accordance with Schedule II) an amount in cash equal to the Share Purchase Price and (ii) the Stockholders shall furnish to the Buyer all documentation as reasonably requested by Buyer for the cancellation of the Buyer Shares, and Buyer shall be permitted to cancel such Buyer Shares and Seller shall have no further right, title or interest thereto.

Section 5.9 Environmental Matters. The Company Stockholders shall assume the liability, cost, duty, and responsibility for compliance with the Transfer Act, which compliance is required as a result of the transfer of the Business Operation of the Acquired Companies located at 71 Pickett District Road, New Milford, Connecticut. The Company Stockholders shall prepare and deliver to Buyer before Closing a Form III (Business Only) that will be signed by the Buyer as transferee and the Company Stockholders as transferor and 71 Pickett District Road, LLC as Certifying Party on or before Closing. 71 Pickett District Road, LLC is also Certifying Party for the Form III (Real Estate) filing for the transfer of real property known as 71 Pickett District Road, New Milford, Connecticut, as more fully set forth in the RE PSA (“Form III RE Filing”) ( “71 Pickett District Road, LLC” shall also be referred to hereinafter as the “Certifying Party”). The Company Stockholders shall also prepare a draft Environmental Condition Assessment Form that is in form and substance reasonably satisfactory to Buyer and deliver it to Buyer before Closing. The Company Stockholders shall return the original fully executed Form III (Business Only) to the Buyer at Closing, and the Company Stockholders shall file the Form III (Business Only) and Environmental Condition Assessment Form, along with the appropriate filing fee with the Connecticut Department of Energy & Environmental Protection (“DEEP”), within ten (10) days after Closing (the “Form III Business Filing”). The Company Stockholders and 71 Pickett District Road, LLC shall comply with all requirements of the Transfer Act as transferor and Certifying Party, respectively, under the Form III Business Filing, at their sole cost and expense, including but not limited to the completion of any investigation and/or remediation required by the Transfer Act and in accordance with the Connecticut Remediation Standard Regulations, R.C.S.A. §§ 22a-133k-1 – 3 (“RSRs”) under the direction of Russell J. Dirienzo, LEP #129, of Arcadis, Inc. (the “Seller LEP”) The Certifying Party shall be entitled to record an Environmental Use Restriction, as that term is defined in the Connecticut Environmental Use Restriction Regulations, R.C.S.A. §§ 22a-133q-1 – 9 (as amended) (“EUR”), for the purpose of restricting residential use at the real property known as 71 Pickett District Road, New Milford, Connecticut, to assist with compliance with the Transfer Act as determined by the Certifying Party’s LEP, at the Company Stockholders’ and Certifying Party’s sole cost and expense, and at no cost to Buyer, except that Buyer shall be responsible at its sole cost and expense to pay for its own LEP or attorneys to conduct its own independent review of the EUR and associated documents and the costs associated with securing any subordinations of any interests created at or after Closing, necessary for the proposed EUR. Certifying Party, at its sole cost and expense, shall make its LEP available for questions or comments on the proposed EUR, to the extent reasonable. The Company Stockholders and/or Certifying Party shall be required to secure Buyer’s written approval to utilize any other EUR, which approval shall be in Buyer’s sole and absolute discretion, except in the event that the Parties in their reasonable discretion agree that Certifying Party is unable to comply with the Transfer Act without use and recording of a groundwater use restriction and/or a restriction rendering soil environmentally isolated, in which case Buyer’s approval shall not be unreasonably withheld. The Company Stockholders and 71 Pickett District Road, LLC shall comply with all DEEP submission requirements of the Transfer Act for the Form III Business Filing in compliance with the timeframes and standards required under the Transfer Act. Upon completion of investigation and any required remediation under the Form III Business Filing and the Form III RE Filing, the Certifying Party shall submit Verifications for both the Form III RE Filing and the Form III Business Filing to the Commissioner of DEEP, prepared by its LEP, as required by and in compliance with the timeframes and standards required under the Transfer Act. If the Commissioner of DEEP conducts an audit of the Verifications, the Company Stockholders and Certifying Party shall fully comply with the requirements of the audit such that the audit is successfully completed and the Verifications are accepted by the Commissioner of DEEP (collectively, the “TA Obligations”). Buyer agrees that Certifying Party and the respective transferors under both the Form III Business Filing and the Form III RE Filing shall have completed the respective TA Obligations hereunder after submission of its Verifications, upon the earlier to occur of (i) the issuance of a No Audit Stamp of the Verifications from DEEP; (ii) the successful completion of any DEEP audit of the Verifications in the event DEEP initiates an audit within the audit timeframe, confirmed in writing by DEEP; (iii) the expiration of the statutory audit timeframe which is currently one (1) year from the date of submission of the Verifications, in the event DEEP does not initiate an audit within the audit timeframe; or (iv) the date of receipt of a written approval of the investigation and remediation by the Commissioner of DEEP, if required (the “TA Completion Date”). The Certifying Party shall provide draft copies of any and all reports, forms, correspondence, applications, EURs, or documents proposed to be submitted to DEEP to Buyer at least fifteen (15) business days in advance of submission to DEEP for Buyer’s review and comment. Certifying Party agrees to work in good faith with Buyer to integrate Buyer’s comments into such reports or documents before filing, but only to the extent Certifying Party’s LEP determines said comments are reasonable. Except as otherwise set forth in Section 9.1(A) of the RE PSA, including without limitation under the Post-Closing Environmental Remediation and Site Access Agreement set forth in Article 9 of the RE PSA, the Company Stockholders and the Certifying Party covenant and agree to release, defend, indemnify and hold harmless Buyer, its affiliates, officers, directors, employees, agents, representatives and independent contractors from and against any and all liabilities, claims, demands, damages, costs, losses, fines, fees, suits, actions, and expenses of any kind or nature, for any liabilities arising out of the Transfer Act, as applicable to the transfer of the Business Operation of the Acquired Companies. Following the Closing, Buyer, covenants and agrees on behalf of itself and its heirs, successors and assigns, to cooperate with Certifying Party and Company Stockholders with regard to the Certifying Party’s performance of the TA Obligations, in accordance with the terms and provisions of the Post Closing Environmental Remediation and Site Access Agreement, in its capacity as Tenant under said agreement, as more fully set forth in Exhibit C of the RE PSA, attached hereto and made a part hereof, including without limitation obligations for any New Environmental Conditions as defined in Article 9 of the RE PSA, to be executed by all Parties at Closing and recorded on the Land Records together with Deed.

Section 5.10 Appointment of the Seller Representative.

(a) Each Seller Party, except for the Trust (the “Seller Rep Parties” and, each, a “Seller Rep Party”), irrevocably appoints and authorizes Antonio Capanna, Jr. as the “Seller Representative” and in such capacity as its, her or his agent and attorney-in-fact to take such action as the exclusive agent and attorney-in-fact on its, her or his behalf (for the avoidance of doubt, on behalf of all Seller Rep Parties) and to exercise such powers under this Agreement and any Transaction Document which require any form of approval or consent of any Seller Rep Party, together with all such powers as are reasonably incidental thereto (it being understood that no Seller Rep Party will have any right to act individually hereunder). The Seller Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. Buyer and its Affiliates shall be entitled to deal exclusively with the Seller Representative on behalf of any and all Seller Rep Parties with respect to all matters relating to this Agreement and the Transaction Documents, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller Rep Party by the Seller Representative, and on any other action taken or omitted or purported to be taken or omitted on behalf of any Seller Rep Party by the Seller Representative, as fully binding upon such Seller Rep Party, and Buyer and its Affiliates shall have no liability as a result of any such reliance.

(b) Without limiting the generality of the foregoing Section 5.10(a), the Seller Representative, acting alone without the consent of any other Seller Rep Party, is hereby authorized to (i) take any and all actions under Section 1, (ii) supervise, defend, coordinate and/or negotiate claims for indemnification under Article VI (including settlements thereof), (iii) effect payments to the Seller Rep Parties hereunder, (iv) receive and/or give notices hereunder, (v) receive and/or make payment hereunder, (vi) execute waivers and/or amendments hereof and/or (vii) execute and deliver documents, releases and/or receipts hereunder.

(c) The Parties confirm their understanding that the Seller Representative is a Seller Rep Party, and that he shall have the same rights and powers under this Agreement as any other Seller Rep Party and may exercise or refrain from exercising the same as though it were not the Seller Representative.

(d) The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to any Seller Rep Party for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(e) The Seller Representative shall not be liable to any Seller Rep Party for (i) any action or omission consented to or requested by the other Seller Rep Parties, or (ii) any action or omission otherwise taken by it hereunder except (in the case of this clause (ii) only) in the case of willful misconduct by the Seller Representative. The Seller Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Seller Rep Party or any other Person, nor shall the Seller Representative have any liability in the nature of a trustee or other fiduciary. The Seller Representative does not make any representation or warranty as to, nor shall it be responsible for or have any duty to ascertain, inquire into or verify (A) any statement, warranty or representation made in or in connection with this Agreement or the Transaction Documents, (B) the performance or observance of any of the covenants or agreements of the Seller Rep Parties under this Agreement or any of the other Transaction Documents, or (C) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency, effectiveness or genuineness of this Agreement, the Transaction Documents or any other instrument or writing furnished in connection herewith or therewith. The Seller Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by it to be genuine and to be signed or sent by the proper party or parties.

(f) Each Seller Rep Party shall, jointly and severally, pay or reimburse the Seller Representative, upon presentation of an invoice, for all costs and expenses of the Seller Representative (including, without limitation, fees and expenses of counsel to the Seller Representative) in connection with (i) the enforcement of this Agreement and any of the Transaction Documents and/or the protection or preservation of the rights of each Seller Rep Party and/or the Seller Representative against Buyer, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any Transaction Documents (whether or not any such amendment, modification or waiver is signed or becomes effective).

(g) Each Seller Rep Party shall, jointly and severally, indemnify, defend and hold harmless the Seller Representative against any claim that such indemnitees may suffer or incur in connection with its capacity as the Seller Representative, or any action taken or omitted by such indemnitees hereunder or under the Transaction Documents (except such resulting from such indemnitees’ willful misconduct).

(h) Each Seller Rep Party acknowledges that it, she or he has, independently and without reliance upon the Seller Representative or any other Seller Rep Party, and based on such documents and information as it has deemed appropriate, made its own legal analysis and decision to enter into this Agreement. Each Seller Rep Party also acknowledges that it, she or he will, independently and without reliance upon the Seller Representative or any other Seller Rep Party, and based on such documents and information as it, she or he shall deem appropriate at the time, continue to make its, her or his own decisions in taking or not taking any action under this Agreement.

(i) The Seller Representative may resign at any time by giving notice thereof to the Seller Rep Parties. Upon any such resignation, the Seller Rep Parties shall appoint a successor Seller Representative. If no successor Seller Representative shall have been appointed by Seller Rep Parties, and shall have accepted such appointment, within thirty (30) days after the retiring Seller Representative gives notice of resignation, then the retiring Seller Representative, may, on behalf of Seller Rep Parties, appoint a successor Seller Representative, which shall be any Seller Rep Party. Upon the acceptance of its appointment as the Seller Representative hereunder by a successor Seller Representative, such successor Seller Representative shall thereupon succeed to, and become vested with, all the rights and duties of the retiring Seller Representative, and the retiring Seller Representative shall be discharged from its duties and obligations hereunder. After the retiring Seller Representative’s resignation hereunder as the Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Seller Representative.

(j) The Seller Representative shall not be required by the Seller Rep Parties to institute or be permitted to defend any action involving any matters referred to herein or which affects it or its duties or liabilities hereunder, unless or until requested to do so by any party to this Agreement and then only upon receiving full indemnity, in character satisfactory to the Seller Representative, against any and all claims, Liabilities and expenses, including reasonable attorneys’ fees in relation thereto.

(k) This Section 5.10 sets forth all of the duties of the Seller Representative to the Seller Rep Parties with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement or any of the Transaction Documents against the Seller Representative. The obligations of the Seller Representative hereunder and under the Transaction Documents are only those expressly set forth herein and therein.

(l) Notwithstanding anything to the contrary in this Agreement, only the Seller Representative on behalf of any Indemnified Party that is a Stockholder (except for the Trust), and not any such Indemnified Party individually, will have the right to assert a claim for indemnification pursuant to any such Indemnified Party’s rights hereunder (including Section 6.2).

(m) Notwithstanding anything to the contrary, in no event shall this Section 5.10 apply to the Trust and, for the avoidance of doubt, the Seller Representative shall not have any of the rights, duties or obligations set forth in this Section 5.10 in respect of the Trust.

ARTICLE VI.

INDEMNIFICATION

Section 6.1 Indemnification by the Seller Parties. The Seller Parties shall, on a joint and several basis, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Buyer or any Affiliate (including Buyer RE LLC) thereof resulting from, relating to or constituting:

(a) any inaccuracy in or breach of any representation or warranty of the Stockholders contained in this Agreement or any other certificate or instrument furnished by the Stockholders to the Buyer pursuant to this Agreement, other than the Fundamental Representations or the Intermediate Representations (which are addressed in clauses (b) and (c) below);

(b) any inaccuracy in or breach of any of the Fundamental Representations;

(c) any inaccuracy in or breach of any of the Intermediate Representations;

(d) any inaccuracy in or breach of any of the RE PSA Fundamental Representations;

(e) any inaccuracy in or breach of any representation or warranty of the Seller Parties contained in the RE PSA or any other Transaction Document or any other certificate or instrument furnished by the Seller Parties to the Buyer or to the Buyer RE LLC pursuant to the RE PSA or any other Transaction Document, other than as set forth in Sections 6.1(a), 6.1(b), 6.1(c) or 6.1(d);

(f) any failure to perform any covenant or agreement of the Seller Parties contained in this Agreement, the RE PSA or in any other Transaction Document;

(g) any (i) Taxes of the Seller Parties, (ii) Taxes of the Taxpayers for any taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) any Tax imposed on any Taxpayer by reason of having been a member of an affiliated, combined, consolidated or unitary group with another Person on or prior to the date hereof by reason of Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision of Law) by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise, (iv) any fees and expenses associated with the preparation, investigation, review, remediation and resolution of any of the foregoing, and (v) any “applicable employment taxes” deferred by any Taxpayer under Section 2302 of the CARES Act with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date;

(h) any Company Expenses;

(i) to the extent unpaid as of immediately preceding the Closing, any Indebtedness, including, for the avoidance of doubt, any Remaining Payoff Amount that has not been delivered by the Stockholders in accordance with Section 1.5(b)(v); or

(j) any of the following matters:

(i) the generation, storage, use, disposal, or Release of any Materials of Environmental Concern by any Acquired Company;

(ii) the presence of any Materials of Environmental Concern at, on, under or emanating from any property currently or previously owned or operated by any Acquired Company;

(iii) the applicability of any Environmental Law to the business and/or operations of any Acquired Company; and

(iv) the applicability of any Environmental Law to any property currently or previously owned and/or operated by any Acquired Company;

in each instance in existence or in any way arising from or in connection with pre-Closing conditions or occurrences regardless of whether such conditions, liabilities, and/or obligations are known or unknown, disclosed or undisclosed, including, without limitation, anything described or contained within Seller’s Environmental Reports, as that term is defined in the RE PSA.

Section 6.2 Indemnification by the Buyer. The Buyer shall indemnify the Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Stockholders resulting from, relating to or constituting:

(a) any inaccuracy in or breach of any representation or warranty of the Buyer contained in this Agreement or any other certificate or instrument furnished by the Buyer to the Stockholders pursuant to this Agreement; or

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or in any other Transaction Document.

Section 6.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any material damage or liability caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action (A) asserted directly by or on behalf of a Person that is a supplier or customer of the Acquired Companies, (B) involving criminal liability, (C) in which equitable relief is sought against the Indemnified Party or (D) that gives rise to a conflict of interest between the Indemnifying Party and the Indemnified Party which cannot be waived. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense (subject to the provisions of this Section 6.3(a)). The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall use commercially reasonable efforts to furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided, that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by the Buyer and each Seller Party instructing the Escrow Agent to disburse the Claimed Amount to the Buyer; (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided, that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following delivery of the Response, a written notice executed by the Buyer and each Seller Party instructing the Escrow Agent to disburse the Agreed Amount to the Buyer; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) During the thirty (30)-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Parties are unable to resolve the Dispute within such thirty (30)-day period, the Dispute will be submitted to arbitration in accordance with Section 6.3(e). If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following resolution of the Dispute (whether by mutual agreement, arbitration or otherwise pursuant to the terms of this Agreement), a written notice executed by the Buyer and each Seller Party instructing the Escrow Agent as to what (if any) portion of the funds subject to the Escrow Agreement shall be disbursed to the Buyer and/or the Seller Parties, as applicable (which notice shall be consistent with the terms or the resolution of the Dispute).

(e) Either the Buyer or any Seller Party may submit an unresolved Dispute referred to in Section 6.3(d) to arbitration by notifying the other Party, in writing, of such unresolved Dispute. Within ten (10) days after receipt of such notice, the Buyer and the Seller Parties shall designate in writing one arbitrator to resolve the Dispute; provided, that if the Parties cannot agree on an arbitrator within such ten (10)-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any Party or any Affiliate of any Party. Within fifteen (15) days after the designation of the arbitrator, the arbitrator, the Buyer and the Seller Parties shall meet, at which time the Buyer and the Seller Parties shall be required to set forth in writing all issues and a proposed ruling on each such issue with respect to the Dispute. The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to this subsection, to discuss each of the issues identified by the Buyer and the Seller Parties relating to the Dispute. Each Party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence. The arbitrator shall use its best efforts to rule on the Dispute within thirty (30) days after the completion of the hearings described above. The determination of the arbitrator as to the resolution of any Dispute shall be binding and conclusive upon each Party. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties. The prevailing Party in any arbitration shall be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration. The non-prevailing Party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration. Any arbitration pursuant to this Section 6.3(e) shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the Parties hereby consent and commit themselves to the jurisdiction of any state or U.S. Federal court sitting in the Commonwealth of Massachusetts for purposes of the enforcement of any arbitration award.

(f) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

Section 6.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a), Section 6.1(e) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on the date that is twelve (12) months following the Closing Date, except that the Fundamental Representations, the Intermediate Representations, the RE PSA Fundamental Representations and claims for fraud, criminal activity or willful misconduct shall survive the Closing without limitation. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party, and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by the Buyer and each Seller Party instructing the Escrow Agent to disburse such retained funds to the Seller Parties, as applicable, in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

Section 6.5 Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller Parties for Damages under Section 6.1(a) or Section 6.1(e) shall not exceed an amount equal to $1,000,000 (the “Indemnity Cap”), and (ii) the Seller Parties shall not be liable under Section 6.1(a) or Section 6.1(e) unless and until the aggregate Damages for which they would otherwise be liable under Section 6.1(a) or Section 6.1(e) exceeds $100,000 (the “Indemnity Threshold”) (at which point the Seller Parties shall become liable for the aggregate Damages under Section 6.1(a) and Section 6.1(e), and not just amounts in excess of the Indemnity Threshold); provided, that the limitations set forth in this sentence shall not apply to claims made pursuant to any other subsection of Section 6.1 or otherwise arising from fraud, criminal activity or willful misconduct.

(b) The aggregate liability of the Seller Parties for Damages under Section 6.1(b), (i) arising from any breach of Section 3.22 (Environmental Matters), shall not exceed an amount equal to $7,500,000 (which amount shall be reduced to $6,000,000 following the TA Completion Date) and, (ii) arising from any other Fundamental Representation, shall not exceed an amount equal to $12,800,000; provided, that the limitations set forth in this sentence shall not apply to claims made pursuant to any other subsection of Section 6.1 or otherwise arising from fraud, criminal activity or willful misconduct.

(c) The aggregate liability of the Seller Parties for Damages under Section 6.1(c) shall not exceed an amount equal to $7,000,000; provided, that the limitations set forth in this sentence shall not apply to claims made pursuant to any other subsection of Section 6.1 or otherwise arising from fraud, criminal activity or willful misconduct.

(d) The aggregate liability of the Seller Parties for Damages under Section 6.1(d), (i) arising from any breach of Paragraph D, F and G of Article 5 of the RE PSA shall not exceed an amount equal to $7,500,000 (which amount shall be reduced to $6,000,000 following the TA Completion Date) and, (ii) arising from any other RE PSA Fundamental Representation, shall not exceed an amount equal to $4,300,000; provided, that the limitations set forth in this sentence shall not apply to claims made pursuant to any other subsection of Section 6.1 or otherwise arising from fraud, criminal activity or willful misconduct.

(e) The aggregate liability of the Seller Parties for Damages under Section 6.1(j) shall not exceed an amount equal to $7,500,000 (which amount shall be reduced to $6,000,000 following the TA Completion Date); provided, that the limitations set forth in this sentence shall not apply to claims made pursuant to any other subsection of Section 6.1 or otherwise arising from fraud, criminal activity or willful misconduct.

(f) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 6.2(a) shall not exceed the Indemnity Cap, and (ii) the Buyer shall not be liable under Section 6.2(a) unless and until the aggregate Damages under Section 6.2(a) for which it would otherwise be liable exceeds the Indemnity Threshold (at which point the Buyer shall become liable for the aggregate Damages under Section 6.2(a), and not just in amounts in excess of the Indemnity Threshold); provided, that the limitation set forth in this sentence shall not apply to a claim relating to a breach of a Fundamental Representation or otherwise arising from fraud, criminal activity or willful misconduct.

(g) Notwithstanding anything to the contrary herein, the aggregate liability of Capanna Jr. for Damages under Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(g), Section 6.1(h), Section 6.1(i) and Section 6.1(j) shall not exceed the Capanna Jr. Amount during the lifetimes of Capanna Sr. and Filomena Capanna. Following the death of both of Capanna Sr. and Filomena Capanna, the maximum aggregate liability of Capanna Jr. under Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(g), Section 6.1(h), Section 6.1(i) and Section 6.1(j) shall not exceed $1,000,000, which aggregate liability shall include the Capanna Jr. Amount and, for the avoidance of doubt, not in addition to the Capanna Jr. Amount. The Buyer shall have an obligation to seek to recover any Damages against the Seller Parties, other than Capanna Jr., and shall not be entitled to recover any Damages pursuant to this Section 6.5(g) from Capanna Jr. until such time that recovery from such other Seller Parties is unavailable or requires the institution of legal proceedings. The limitations set forth in this Section 6.5(g) shall not apply to a claim arising from fraud, criminal activity or willful misconduct.

(h) The Escrow Agreement (and the Escrow Amount deposited with the Escrow Agent pursuant thereto) is intended to secure, in part, the indemnification obligations of the Seller Parties under this Agreement and the other Transaction Documents; provided, that, following the date that is twelve (12) months after the Closing Date and prior to the release of the Escrow Amount in accordance with Section 6.6, the remaining Escrow Amount, if any, shall be used solely to secure the indemnification obligations of the Seller Parties for claims by the Buyer pursuant to Section 6.1 relating to (i) Section 3.22, (ii) Section 5.9, (iii) Paragraphs D, F and G of Article 5 of the RE PSA, (iv) Article 9 of the RE PSA and (v) Section 6.1(j). The rights of the Buyer and its Affiliates (including the Buyer RE LLC) under this Article VI, however, shall not be limited to the Escrow Agreement nor shall the Escrow Agreement be the exclusive means for the Buyer to enforce such rights. Buyer (on behalf of itself and its Affiliates (including the Buyer RE LLC)) acknowledges that its sole source of recovery and exclusive remedy with respect to Damages claimed under Section 6.1(a) and Section 6.1(e) will be, and will not exceed in the aggregate, the Escrow Amount (including in the event that any claim exceeds the Escrow Amount) and none of Buyer nor any of its Affiliates (including the Buyer RE LLC, the Company and DISC) will have any claim against the Seller Parties in respect thereof, except from the Escrow Amount and in the case of fraud, criminal activity or willful misconduct. For the avoidance of doubt, Buyer and its Affiliates (including the Buyer RE LLC) shall be entitled to satisfy any claim for indemnification under Section 6.1, except for claims under Section 6.1(a) and Section 6.1(e) (which shall be satisfied solely from the Escrow Amount), in their sole discretion, directly from the Seller Parties and/or from the Escrow Amount.

(i) Except with respect to (i) claims based on fraud, criminal activity or willful misconduct, (ii) claims in respect of covenants or agreements that require performance following the Closing or (iii) any breach or violation of any Transaction Document other than this Agreement and the RE PSA, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement and the RE PSA. Nothing in this Section 6.5(i) shall limit any Person’s right to seek and obtain any equitable or monetary relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or willful misconduct.

(j) The Seller Parties shall not have any right of contribution against any Acquired Company with respect to any indemnification claims against the Seller Parties pursuant to this Article VI.

(k) For purposes solely of this Article VI (for purposes of determining the amount of Damages and determining a breach of or inaccuracy in any representation or warranty), (x) all representations and warranties of the Stockholders in Article II and Article III and (y) all representations and warranties of the RE Entity in Article 5 of the RE PSA, shall be construed as if the term “material” and any reference to “Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(l) Notwithstanding anything to the contrary set forth herein or in the RE PSA, the Parties hereto agree that if any claim could be brought under this Agreement against the Stockholders, or under the RE PSA against the RE Entity, then the Buyer, on behalf of itself and its Affiliates (including the Buyer RE LLC), shall be permitted to bring any such claim against all of the Seller Parties, and all of the Seller Parties shall be jointly and severally liable for any and all Damages resulting from any such claim.

Section 6.6 Release of Escrow Amount. As soon as reasonably practicable after the date that is twelve (12) months after the Closing Date, Buyer, the Seller Representative and the Trust shall submit joint written instructions to the Escrow Agent to release to the Seller Parties the remaining amount of cash (if any) in the Escrow Fund at such time, less (a) any amounts that would be necessary to satisfy any then pending and unsatisfied or unresolved claim for indemnification made by Buyer pursuant to this Article VI prior to such date if such claim(s) were resolved in full in favor of the Buyer (which such amounts will continue to be held in the Escrow Fund until the related claims have been finally resolved (and upon any such resolution, the parties will deliver joint written instructions to the Escrow Agent instructing it to release amounts in accordance with such resolution)), (b) any applicable withholding Tax amount and (c) an amount equal to (x) the estimated cost, if any, of the completion and full performance of the TA Obligations as reasonably determined in good faith by the Seller LEP, multiplied by (y) two (2).

Section 6.7 Adjustments for Tax Purposes. Any payments made pursuant to this Article VI or Section 5.4(a) shall be treated as an adjustment to the Purchase Price by the Parties for U.S. federal, state, and local income Tax purposes, unless otherwise required by Law.

ARTICLE VII.

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquired Companies” means, collectively, the Company, the DISC and the Group Subsidiaries.

“Acquired Interests” has the meaning given to such term in the Recitals.

“Affiliate” means any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Affiliate Transaction” has the meaning given to such term in Section 3.25.

“Agreed Amount” means the non-disputed portion of a Claimed Amount.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-corruption Law” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to any Acquired Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Bank Debt” means all outstanding Indebtedness (including, without limitation, all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto) set forth on Schedule IV.

“Bank Debt Payoff Letters” has the meaning given to such term in Section 5.5.

“Budget Act” means the Bipartisan Budget Act of 2015, and the Sections of the Code and the Treasury Regulations promulgated thereunder with respect thereto.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Common Stock” means a share of common stock of Buyer, $0.01 par value per share.

“Buyer Payoff Amount” means an amount in cash equal to the lesser of (a) $7,600,000 and (b) the amounts set forth in the Bank Debt Payoff Letters.

“Buyer RE LLC” has the meaning given to such term in the Recitals.

“Buyer Reports” means (a) the Buyer’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as filed with the SEC, and (b) all other reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since March 31, 2020.

“Buyer Shares” has the meaning given to such term in Section 1.3(b).

“CARES Act” has the meaning given to such term in Section 3.28.

“Cash Purchase Price” has the meaning given to such term in Section 1.3(a).

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” means written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning given to such term in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to such term in the Recitals.

“Company Data” means all data collected, generated, or received in connection with the services rendered by the Acquired Companies and the marketing, delivery, or use of any Customer Offering, including Confidential Data, Tracking Data and all credentials collected, held, or otherwise managed by or on behalf of any of the Acquired Companies.

“Company Expenses” means, without duplication, and to the extent unpaid as of immediately preceding the Closing, the aggregate amount of expenses, obligations and other liabilities payable by any Acquired Company for which any Acquired Company or Buyer could become liable on or after the Closing in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including (i) the fees and expenses of any brokers, finders, investment bankers, legal counsel, accountants, consultants, agents and other advisors, and (ii) all stay bonuses, sales bonuses, change of control payments, severance and other termination payments, retention payments or other payments arising out of or relating to the transactions contemplated by this Agreement or the other Transaction Documents and the amount of the employer’s share of any employment, payroll or social security Taxes with respect to the amounts set forth in this clause (ii) of this definition.

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned, used, held for use or practiced by any Acquired Company.

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to any Acquired Company by any third party.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by an Acquired Company, in whole or in part.

“Company Permits” has the meaning given to such term in Section 3.24(a).

“Company Plan” means any Employee Benefit Plan maintained, sponsored, or contributed to, by any Acquired Company or with respect to which an Acquired Company has or may have any actual or contingent liability with respect to any current or former employee or other service provider of an Acquired Company.

“Company Privacy Policies” means the Privacy Policies of the Acquired Companies.

“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of any Acquired Company, alone or jointly with others.

“Company Shares” has the meaning given to such term in the Recitals.

“Company Stockholders” has the meaning given to such term in Section 1.5(b)(xvi).

“Confidential Data” means information, including Personal Data, in whatever form that any Acquired Company is obligated, by Law or Contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by any Acquired Company that is not intentionally shared with the general public or that is classified by any Acquired Company with a designation that precludes sharing with the general public.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of December 9, 2020, by and among the Buyer and the Company.

“Contract” means any written or oral agreement, contract, arrangement, understanding, instrument, purchase order, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of indebtedness to which a Person is a party or to which the properties or assets of such Person are subject, and includes any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, service orders, extension or renewals thereof.

“Controlling Party” means the party controlling the defense of any Third Party Action.

“Customer Offerings” means (a) the products (including Software and Documentation) that the Acquired Companies (i) currently develop, manufacture, market, distribute, make available, sell or license to third parties, or (ii) have developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous three (3) years, and (b) the services that the Acquired Companies (i) currently provide or make available to third parties, or (ii) have provided or made available to third parties within the previous three (3) years.

“Damages” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation); provided, that, solely for purposes of determining Damages under (x) Section 6.1(b), arising from any breach of Section 3.22 (Environmental Matters), (y) Section 6.1(d) arising from any breach of Paragraph D, F or G of Article 5 of the RE PSA, and (z) Section 6.1(j), the term “Damages” shall not include any diminution in the fair market value of real property known as 71 Pickett District Road, New Milford, Connecticut and, for the avoidance of doubt, such exclusion shall not apply to any claims arising from fraud, gross negligence, criminal activity or willful misconduct. “Damages” shall not include any punitive damages, except to the extent such punitive damages are imposed on any Indemnitee in connection with any Third Party Action.

“Data Subject” means any “person,” “individual,” “consumer” or “data subject” as defined by the applicable Privacy Laws.

“DEEP” has the meaning given to such term in Section 5.9.

“Deferred Payroll Taxes” means any Taxes payable by Taxpayer that (i) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority), calculated after giving effect to any tax credits afforded under the CARES Act and the Families First Coronavirus Response Act to reduce the amount of any Taxes payable or owed, to the extent such tax credits are accrued prior to the Closing.

“Disclosure Schedule” means the disclosure schedule provided by the Stockholders to the Buyer on the date hereof.

“Dispute” means the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

“Employee Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject thereto), and any other written or unwritten plan, policy, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage, employment, retention, welfare benefits, vacation, change in control, severance benefits, disability benefits, deferred compensation, bonuses, equity or equity-based compensation, phantom stock, or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” means any federal, state or local Law, statute, ordinance, rule, order, directive, judgment, Permit or regulation or case Law relating to the environment, occupational health and safety, or exposure of persons or other living beings or property to Materials of Environmental Concern (as same may be amended from time to time), including without limitation any statute, ordinance, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. For the avoidance of doubt, “Environmental Law” shall include without limitation the Transfer Act and the RSRs. As used above, the term “release” has the meaning set forth in CERCLA.

“Equity Securities” means, with respect to any Person, any (i) shares of capital stock, equity interests, voting securities or other ownership interests in such Person, (ii) options, warrants, calls, subscriptions, agreements, obligations, “phantom” rights, interest appreciation rights, performance units, profits interests or other rights, convertible or exchangeable securities, agreement, Contracts or commitments of any character obligating such Person to issue, transfer, deliver or sell any membership interest or other equity or voting interest in such Person or securities convertible into or exchangeable for such shares or equity or voting interests relating to or based on the value of the equity securities of such Person, (iii) obligations of such Person to repurchase, redeem or otherwise acquire any of the foregoing or (iv) voting trusts, equityholder agreements, registration rights agreements, voting agreements or similar agreements to which such Person is a party or, to the knowledge of such Person, among securityholders of such Person, with respect to the voting of, or other matters related to, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any Acquired Company.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement by and among the Buyer, the Stockholders and the Escrow Agent, in the form of Exhibit B attached hereto.

“Escrow Amount” means $1,000,000.

“Escrow Fund” has the meaning given to such term in Section 1.6.

“EUR” has the meaning given to such term in Section 5.9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” means a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Financial Statements” means:

(a) the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Acquired Companies and the RE Entity as of the end of the fiscal year ended December 31, 2020, and

(b) the Interim Balance Sheet and the unaudited statements of income, changes in stockholders’ equity and cash flows for the three-months ended as of the Interim Balance Sheet Date.

“Form III Business Filing” has the meaning given to such term in Section 5.9.

“Form III RE Filing” has the meaning given to such term in Section 5.9.

“Fundamental Representations” means any representation or warranty set forth in (A) Section 2.1 (Title), (B) Section 2.2 (Authority), (C) Section 2.5 (Brokers), (D) Section 3.1 (Organization, Qualification and Corporate Power), (E) Section 3.2 (Capitalization), (F) Section 3.3 (Subsidiaries), (G) Section 3.22 (Environmental Matters), (H) Section 3.25 (Affiliate Transactions), (I) Section 3.26 (Brokers’ Fees), (J) Section 4.1 (Organization, Qualification and Corporate Power), (K) Section 4.2 (Authorization of Transaction), and (L) Section 4.4 (Brokers’ Fees).

“GAAP” means the generally accepted accounting principles in the United States.

“General Release” has the meaning given to such term in the Section 1.5(b)(ix).

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation, formation or organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, equityholders’ agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Governmental Entity” means any foreign, national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, any arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“Group Subsidiaries” means the direct or indirect Subsidiaries of the Company and/or the DISC.

“Indebtedness” means, at any specified time, any of the following of any Acquired Company (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, premiums or penalties (for prepayment or otherwise), expenses, commitment and other fees): (a) indebtedness of any Acquired Company for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities), including any intercompany term debt with Affiliates, (b) obligations of any Acquired Company evidenced by bonds, notes, debentures, letters of credit, performance bonds or similar instruments, (c) obligations of any Acquired Company under any lease of property (real or personal), which obligations are required to be classified as capital leases in accordance with GAAP, (d) obligations of any Acquired Company under conditional sale or other title retention agreements relating to any purchased property or for the deferred purchase price of property or services (including any earnouts or other contingent payments), (e) any dividends, distributions or other payments declared, payable or otherwise owing to any Stockholder or any Affiliate or family member thereof, (f) hedging instruments, swaps and other similar items, (g) Deferred Payroll Taxes, (h) accrued vacation and PTO and any accrued employee or service provider bonuses, and (i) obligations of any Acquired Company to guarantee any of the foregoing types of payment obligations on behalf of any Person other than any Acquired Company.

“Indemnified Party” means a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” means the party from whom indemnification is sought by the Indemnified Party.

“Indemnity Cap” has the meaning set forth in Section 6.5(a).

“Indemnity Threshold” has the meaning set forth in Section 6.5(a).

“Intellectual Property” means all intellectual property, intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice;

(f) rights in and to Technology; and

(g) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Interim Balance Sheet” means the unaudited balance sheet of the Acquired Companies and the RE Entity as of the Interim Balance Sheet Date.

“Interim Balance Sheet Date” means March 31, 2021.

“Intermediate Representations” means any representation or warranty set forth in (A) Section 3.8 (Tax Matters) and (B) Section 3.11 (Intellectual Property).

“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Acquired Companies in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Acquired Companies or hosted at a third party site. All Internal Systems that are material to the business of the Acquired Companies is listed and described in Section 3.11(c) of the Disclosure Schedule.

“IT Assets” has the meaning given to such term in Section 3.11(o).

“Law” means any U.S. federal, state, local, or foreign law, statute, code, directive, common law, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree, in each case, of any Governmental Entity.

“Lease” means any lease, sublease, license or other occupancy agreement pursuant to which any Acquired Company leases, subleases, licenses or otherwise occupies from another party any real property, including all amendments and modifications thereto.

“Leased Real Property” means all real property leased or subleased by any Acquired Company as tenant or lessee.

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, charge, voting trust arrangement, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, assessment reservation, collateral assignment, encroachment, community property interest, preference, priority or preferential arrangement of any kind or nature whatsoever, or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law and whether or not filed, recorded or otherwise perfected or effective under any Law.

“Lien Release Documents” has the meaning given to such term in Section 5.5.

“Malicious Code” has the meaning given to such term in Section 3.11(k).

“Material Adverse Effect” means any material adverse change, event, circumstance or development, with respect to, or material adverse effect on (a) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Acquired Companies, (b) the ability of the Buyer to operate the business of the Acquired Companies immediately after the Closing, or (c) the ability of any Stockholder to consummate the transactions contemplated by this Agreement, excluding, in the case of clauses (a) and (b), any effect resulting or arising from: (i) any change in any Law after the date hereof; (ii) any change in interest rates, currency exchange rates or general economic conditions in the industries or markets in which the Acquired Companies operate; (iii) the outbreak of any pandemic or epidemic (including the COVID-19 pandemic); or (iv) any omission to act or action taken with the express written consent of the Buyer; provided, however, that any change, event, circumstance or development referred to in clauses (i), (ii) or (iii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such change, event, circumstance or development has a disproportionate effect on the Acquired Companies compared to other participants in the industries or markets in which the Acquired Companies operate. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

“Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances or objects, pesticides, polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, solid wastes and hazardous wastes, chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law, statute, ordinance, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Non-controlling Party” means the party not controlling the defense of any Third Party Action.

“OFAC” has the meaning given to such term in Section 3.24(c).

“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including but not limited to any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property, including, without limitation, any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an Open Source License by the Open Source Initiative, and any similar license or distribution model.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all continuations, continuations-in-part, divisionals, provisional applications, reissues, reexaminations, substitutes and extensions of any of the foregoing).

“Permits” has the meaning given to such term in Section 3.24(a).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Entity.

“Personal Data” means any data or information relating to an identified or identifiable natural person. An “identified person” or “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including Tracking Data, unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information. The term “Personal Data” shall also mean “personal information”, “personal data”, “personal health information” and “personal financial information”, each as defined by applicable Laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual. Personal Data includes pseudonymized data.

“Personal Data Processor” means any Person other than an employee of any Acquired Company that Processes Personal Data by or on behalf of any Acquired Company.

“Personal Data Supplier” means any Person that provides Personal Data to the Acquired Companies.

“PPP Consent” means that certain Agreement Regarding PPP Loan Borrower Structure Change, by and among the Stockholders, Buyer and the PPP Lender, dated on or about the date hereof.

“PPP Escrow Amount” means $1,309,773.05.

“PPP Forgiven Amount” has the meaning set forth in Section 1.7(b).

“PPP Lender” has the meaning set forth in Section 1.7(a).

“PPP Loan” means a Paycheck Protection Program Loan pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (P.L. 116-136), as amended and modified by the Paycheck Protection Program Flexibility Act (P.L. 116-142) and the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (H.R. 133, Title III of the Consolidated Appropriations Act, 2021) (including any successor thereto).

“Privacy Commitments” means any and all (i) Privacy Laws; (ii) Privacy Policies; (iii) contracts with third-parties governing privacy and data issues into which any Acquired Company has entered or by which it is otherwise bound; (iv) third-party privacy policies, terms of use, and similar documents that any Acquired Company is or has been contractually obligated to comply with; (v) rules of any applicable self-regulatory organizations in which any Acquired Company is or has been a member or that any Acquired Company has been contractually obligated to comply with; and (vi) any applicable published industry best practice or other standard in which any Acquired Company operates (including, if applicable, the PCI Data Security Standard and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection) that pertains to privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other Processing of Personal Data or direct marketing to consumers or consumer protection.

“Privacy Laws” means any Laws pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws, implementing Laws, ordinances, permit, regulation, rule, code, order, constitution, treaty, common law, judgment, ruling, decree, other requirement or rule of law, in each case, of any Governmental Body, including, as applicable, the General Data Protection Regulation 2016/679 (GDPR), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended, the Telephone Consumer Protection Act of 1991, as amended, the Do-Not-Call Implementation Act of 2003, as amended, Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues), and all similar applicable foreign federal and state information privacy and security Laws.

“Privacy Policy” means a policy of any Acquired Company (or a policy of a Personal Data Supplier where any Acquired Company is obligated by Law or Contract to apply the terms of such policy of a Personal Data Supplier) made available in connection with the collection of information provided by or on behalf of individuals that is labelled as a “Privacy Policy,” is reached on a web site by a link that includes the label “Privacy” or that is a written policy or disclosure that describes how information provided by or on behalf of individuals will be held, used, Processed or disclosed.

“Process” or “Processing” means, with respect to Personal Data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Data (and “Processed” shall have meanings correlative to the foregoing).

“Purchase Price” has the meaning given to such term in Section 1.3.

“RE PSA” has the meaning given to such term in the Recitals.

“RE PSA Fundamental Representations” means any representation or warranty set forth in Paragraphs A, C, D, E, F, G, I and M of Section 5 of the RE PSA.

“Real Property” means the Leased Real Property.

“Registration Date” has the meaning set forth in Section 5.8.

“Registration Statement” means a registration statement on Form S-3 (or, if applicable, a prospectus supplement pursuant to an already effective registration statement on Form S-3 of the Company) covering the resale to the public by the Stockholders of the Buyer Shares.

“Remaining Payoff Amount” means an amount in cash equal to the difference, if any, of (a) the aggregate amount of Bank Debt set forth in the Bank Debt Payoff Letters and (b) $7,600,000.

“Response” means a written response containing the information provided for in Section 6.3(c).

“Restricted Period” has the meaning given to such term in Section 5.2(a).

“RSRs” has the meaning given to such term in Section 5.9.

“SBA” has the meaning set forth in Section 1.7(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Seller Rep Parties” or “Seller Rep Party” has the meaning set forth in Section 5.10.

“Seller Representative” has the meaning set forth in Section 5.10.

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Source Code” means computer software in a form which a program’s design, logic, structuring and processing methods may be read by a trained human being, including without limitation, all source code, scripts, data definition, flow charts, file layouts, program narratives and program listings.

“Stockholder(s)” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first person and/or by one or more of its Subsidiaries.

“TA Completion Date” has the meaning given to such term in Section 5.9.

“TA Obligations” has the meaning given to such term in Section 5.9.

“Tax Contest Claim” has the meaning given to such term in Section 5.4(d).

“Taxes” (including with correlative meaning “Tax” and “Taxable”) means (a) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign Governmental Entity, (b) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (c) any items described in this paragraph that are attributable to another Person but that any Taxpayer is liable to pay by Law, by contract, or otherwise.

“Taxpayer” means the Acquired Companies and any predecessor to any of the foregoing.

“Tax Returns” means any and all reports, returns, declarations, statements, forms, elections, or other information required to be supplied to a Governmental Entity or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments thereof, and, for the avoidance of doubt, including TD Form 90-22.1 (and its successor form, FinCEN Form 114).

“Technology” means all Software, content, websites, technical data, subroutines, tools, materials, invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Third Party Action” means any suit or proceeding by a Person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“to the knowledge of the Stockholders” and any phrase of similar import means the actual knowledge of the Stockholders, as well as any other knowledge which any such Person would have possessed had he or she made reasonable inquiry of appropriate employees and agents of the Acquired Companies with respect to the matter in question.

“Tracking Data” means (a) any information or data collected in relation to online, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application, or (c) any device identification, device activity data or data collected from a networked physical object.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, uniform resource locators and social media accounts and handles, trade names, corporate names and doing business designations and other source or business identifiers and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.

“Trading Day” means any day on which the Nasdaq Global Select Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“Transaction Documents” means this Agreement, the Key Employee Agreement, the Inventions Assignment and Confidentiality Agreements, the General Releases, the RE PSA, the Escrow Agreement, the PPP Consent and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed, delivered or obtained in connection with the transactions contemplated hereby.

“Transfer Act” has the meaning given to such term in Section 3.22(d).

“Transfer Taxes” means any sales, use, transfer, stamp, recording, real estate and similar Taxes and related fees incurred as a result of the transactions contemplated by this Agreement.

“Treasury Regulations” means proposed, temporary and final regulations issued by the U.S. Treasury Department under the Code.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable Law, regulation or stock market rule.

Section 8.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by facsimile or email of a PDF transmission (with confirmation of transmission), (c) one (1) Business Day after being sent to the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) three (3) Business Days after being mailed to the addressee by certified or registered mail, return receipt requested and postage prepaid, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate by notice to the other Parties in accordance with this Section 8.2):

To the Buyer:	American Superconductor Corporation 114 East Main Street Ayer, MA 01432 Attn: John R. Samia, Vice President, General Counsel and Corporate Secretary E-mail: john.samia@amsc.com

With a copy to:

Latham & Watkins LLP
200 Clarendon St.
Boston, MA 02116
Attention: Peter Handrinos
                 Philip Rossetti
E-mail: peter.handrinos@lw.com

             philip.rossetti@lw.com

and

Latham & Watkins LLP
330 N. Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Jonathan P. Solomon
E-mail: jonathan.solomon@lw.com

To the Seller Parties:	Antonio Capanna, Jr. 14 Logging Trail Lane Brookfield, CT 06804 E-Mail: TCpanna1992@gmail.com

With a copy to:	Rita A. Steinberger, Esq. PO Box 2126 Westport, CT 06880 E-mail: ras@rasteinlaw.com

Section 8.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholders, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the Buyer and each of the Stockholders; provided, however, that Buyer shall be permitted to assign its rights or obligations hereunder to any Affiliate thereof. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Stockholders from any obligation or liability under this Agreement.

Section 8.4 Entire Agreement; Amendments; Attachments. This Agreement, the other Transaction Documents, all Schedules and Exhibits hereto, all agreements and instruments to be delivered by the Parties pursuant hereto, and the Confidentiality Agreement collectively represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. The Buyer and the Stockholders may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and each of the Stockholders. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

Section 8.5 Severability. Without limiting Section 5.2(f), any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 8.6 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 8.7 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration Law or procedure arising hereunder) shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of New York.

Section 8.8 Jurisdiction. Other than in the case of a Dispute submitted to an arbitrator in accordance with Section 6.3(e), the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the State of New York over all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents, and each Party hereby irrevocably agrees that all claims in respect of any such action or cause of action related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.9 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

Section 8.10 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signature.

Section 8.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT).

Section 8.12 Confidentiality Agreement. The Parties agree that the Confidentiality Agreement shall be terminated effective at the Closing without any further action on behalf of the Parties or the Company.

Section 8.13 Headings; Construction. The headings and captions contained in this Agreement are provided for convenience only and will not affect its construction or interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ John W. Kosiba, Jr.

Title:	SVP and CFO

[Signature Page to Stock Purchase Agreement]

STOCKHOLDERS:

/s/ Antonio Capanna, Sr.
Antonio Capanna, Sr.

/s/ Antonio Capanna, Jr.
Antonio Capanna, Jr.

The Antonio Capanna 2010 Spousal Lifetime Access Trust Dated December 28, 2010

By:	/s/ Filomena Capanna

Name:	Filomena Capanna
Title:	Trustee

By:	/s/ Rita Steinberger

Name:	Rita Steinberger
Title:	Trustee

OTHER SELLER PARTIES (for the limited purposes set forth herein):

71 Pickett District Road, LLC

By:	/s/ Antonio Capanna, Sr.

Name:	Antonio Capanna, Sr.
Title:	Manager and Member

/s/ Filomena Capanna
Filomena Capanna

[Signature Page to Stock Purchase Agreement]

SELLER REPRESENTATIVE:

/s/ Antonio Capanna, Jr.
Antonio Capanna, Jr.

[Signature Page to Stock Purchase Agreement]

SCHEDULE I-A

Schedule of Acquired Interests

Neeltran, Inc.

2500 shares of non voting Common Stock authorized at zero par value:

2500 shares of voting Common Stock authorized at zero par value

1000 shares issued:

Antonio Capanna, Sr.	100 shares of voting common stock
Antonio Capanna, Sr.	400 shares of non voting common stock
The Antonio Capanna 2010 Spousal Lifetime Access Trust	500 shares of non voting common stock

SCHEDULE I-B

Schedule of Acquired Interests

Neeltran International, Inc.

20,000 shares of Common Stock authorized at $1 par value:

1000 shares issued:

Antonio Capanna, Sr.	501 shares of common stock
Antonio Capanna, Jr.	499 shares of common stock

SCHEDULE II

Allocation of Buyer Shares

Stockholder	Percentage	Number of Buyer Shares
Antonio Capanna, Sr.	50%	150,778
Antonio Capanna 2010 Spousal Lifetime Access Trust	50%	150,778
Antonio Capanna, Jr.	N/A	N/A

Total:	100%	301,556

SCHEDULE III

Specified Employees

Italian Employees

U.S. Employees

SCHEDULE IV

Bank Debt

Payoff Calculated to May 6, 2021

1. Export Revolving Promissory Loan from TD Bank to Neeltran, Inc. dated July 2, 2015 in the original principal amount of $2,850,000. Payoff amount per letter attached as Exhibit IV (a) plus per diem interest charges is $1,899,303.95

2. Revolving Credit Note from TD Bank to Neeltran, Inc. dated November 27, 2019 in the original principal amount of $5,000,000. Payoff amount per letter attached as Exhibit IV (b) plus per diem interest charges is $2,025,370.57.

3. Term Loan from TD Bank to Neeltran, Inc. dated November 23, 2020 in the original principal amount of $1,300,000. Payoff amount per letter attached as Exhibit IV(c) plus per diem interest is $1,262,066.66.

4. Loans from Connecticut Department of Economic and Community Development (the “DECD Loans”) to Neeltran, Inc.:

a) MAA Program Loan # 201409609900010 in the original principal amount of $750,000;

b) SOFI Program Loan #202005988 in the original principal amount of $37,500.00.

Aggregate payoff amount for the DECD Loans per letter attached as Exhibit IV (d) plus per diem interest charges is $304,558.89.

5. Loan from U.S. Small Business Administration to Neeltran, Inc. in the original principal amount of $150,000.00. Payoff amount per letter attached as Exhibit IV (e) plus per diem interest charges is $155,594.16;.

6. Loan Agreement, dated November 27, 2019, by and between 71 Pickett District Road, LLC and TD Bank, as amended by that First Amendment to Loan Agreement, dated January 3, 2020, and related loan agreements in the principal amount of $1,882,000. Payoff amount per letter attached as Exhibit IV (f) plus per diem interest charges is $1,922,188.33.

Exhibit A

GENERAL RELEASE

See attached.

Exhibit B

ESCROW AGREEMENT

See attached.

Exhibit C

REAL ESTATE PURCHASE AND SALE AGREEMENT

See attached.